Exhibit 2(a)




                          AGREEMENT AND PLAN OF MERGER

                           dated as of September 3, 1996

                                  by and among

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.,

                        BIL (FAR EAST HOLDINGS) LIMITED,

                              E&J ACQUISITION CORP.

                                       and

                      EVEREST & JENNINGS INTERNATIONAL LTD.

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                                TABLE OF CONTENTS

     This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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                                    ARTICLE I

                                   THE MERGER

         1.01  The Merger....................................................  2
         1.02  Effective Time................................................  2
         1.03  Certificate of Incorporation and Bylaws of the
                  Surviving Corporation......................................  2
         1.04  Directors and Officers of the Surviving
                  Corporation................................................  2
         1.05  Effects of the Merger.........................................  3
         1.06  Further Assurances............................................  3

                                   ARTICLE II

                              CONVERSION OF SHARES

         2.01  Conversion of Capital Stock...................................  3
         2.02  Closing; Closing Deliveries...................................  5
         2.03  Exchange of Certificates......................................  8

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         3.01  Organization and Qualification................................ 11
         3.02  Capital Stock; Indebtedness................................... 12
         3.03  Authority Relative to this Agreement.......................... 13
         3.04  Non-Contravention; Approvals and Consents..................... 14
         3.05  SEC Reports and Financial Statements.......................... 15
         3.06  Absence of Certain Changes or Events.......................... 16
         3.07  Absence of Undisclosed Liabilities............................ 16
         3.08  Legal Proceedings............................................. 17
         3.09  Information Supplied.......................................... 17
         3.10  Compliance with Laws and Orders............................... 17
         3.11  Compliance with Agreements; Certain Agreements................ 18
         3.12  Taxes   ...................................................... 19
         3.13  Benefit Plans; ERISA.......................................... 19
         3.14  Labor Matters................................................. 25
         3.15  Environmental Matters......................................... 25
         3.16  Intellectual Property Rights.................................. 27
         3.17  Affiliate Transactions........................................ 28
         3.18  Vote Required................................................. 28
         3.19  Opinion of Financial Advisor.................................. 29
         3.20  Ownership of Parent Common Stock.............................. 29
         3.21  Section 203 of the DGCL Not Applicable........................ 29


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                                  ARTICLE III-A

                      REPRESENTATIONS AND WARRANTIES OF BIL

         3A.01  Organization and Qualification............................... 29
         3A.02  Authority Relative to this Agreement......................... 29
         3A.03  Non-Contravention; Approvals and Consents.................... 30
         3A.04  Legal Proceedings............................................ 30
         3A.05  Purchase for Investment...................................... 30

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         4.01  Organization and Qualification................................ 31
         4.02  Capital Stock................................................. 32
         4.03  Authority Relative to this Agreement.......................... 33
         4.04  Non-Contravention; Approvals and Consents..................... 34
         4.05  SEC Reports and Financial Statements.......................... 35
         4.06  Absence of Certain Changes or Events.......................... 36
         4.07  Absence of Undisclosed Liabilities............................ 36
         4.08  Legal Proceedings............................................. 36
         4.09  Information Supplied.......................................... 37
         4.10  Compliance with Laws and Orders............................... 37
         4.11  Compliance with Agreements; Certain Agreements................ 38
         4.12  Taxes   ...................................................... 38
         4.13  Employee Benefit Plans; ERISA................................. 39
         4.14  Labor Matters................................................. 43
         4.15  Environmental Matters......................................... 44
         4.16  Intellectual Property Rights.................................. 45
         4.17  Vote Required................................................. 46
         4.18  Opinion of Financial Advisor.................................. 46
         4.19  Parent Rights Agreement....................................... 46
         4.20  Ownership of Company Common Stock............................. 46
         4.21  Section 203 of the DGCL Not Applicable........................ 46

                                    ARTICLE V

                                    COVENANTS

         5.01  Covenants of the Company and Parent........................... 47
         5.02  No Solicitations.............................................. 52
         5.03  Conduct of Business of Sub.................................... 53
         5.04  Third Party Standstill Agreements............................. 53
         5.05  Purchases of Common Stock of the Other Party.................. 53


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                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.01  Access to Information; Confidentiality........................ 53
         6.02  Preparation of Registration Statement and Proxy
                  Statement.................................................. 54
         6.03  Approval of Stockholders...................................... 55
         6.04  Company Affiliates............................................ 56
         6.05  Stock Exchange Listing........................................ 56
         6.06  PBGC Waiver Payments.......................................... 56
         6.07  Regulatory and Other Approvals................................ 56
         6.08  Company Option Plans.......................................... 57
         6.09  Expenses...................................................... 57
         6.10  Brokers or Finders............................................ 57
         6.11  Takeover Statutes............................................. 57
         6.12  Conveyance Taxes.............................................. 58
         6.13  [Intentionally Left Blank].................................... 58
         6.14  Related Party Contracts and Transactions...................... 58
         6.15  Benefit Arrangements.......................................... 58
         6.16  Indemnification of Directors and Officers..................... 58
         6.17  Contributed Shares and Debt................................... 60
         6.18  Excess HSBC Indebtedness...................................... 60
         6.19  Mexican Subsidiary............................................ 60

                                   ARTICLE VII

                                   CONDITIONS

         7.01  Conditions to Each Party's Obligation to Effect
                  the Merger................................................. 60
         7.02  Conditions to Obligation of Parent and Sub to
                  Effect the Merger.......................................... 62
         7.03  Conditions to Obligation of the Company to Effect
                  the Merger................................................. 64

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.01  Termination................................................... 65
         8.02  Effect of Termination......................................... 65
         8.03  Amendment..................................................... 66
         8.04  Waiver. ...................................................... 66


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                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.01  Non-Survival of Representations, Warranties,
                  Covenants and Agreements................................... 66
         9.02  Notices ...................................................... 67
         9.03  Entire Agreement; Incorporation of Exhibits................... 68
         9.04  Public Announcements.......................................... 68
         9.05  No Third Party Beneficiary.................................... 69
         9.06  No Assignment; Binding Effect................................. 69
         9.07  Headings...................................................... 69
         9.08  Invalid Provisions............................................ 69
         9.09  Governing Law................................................. 69
         9.10  Enforcement of Agreement...................................... 69
         9.11  Certain Definitions........................................... 70
         9.12  Counterparts.................................................. 71

                                    EXHIBITS

EXHIBIT A      Form of Certificate of Designations of Parent
                  Series B Cumulative Convertible Preferred Stock
EXHIBIT B      Form of Certificate of Designations of Parent
                  Series C Cumulative Convertible Preferred Stock
EXHIBIT C      Term Sheet for Unsecured Subordinated Promissory
                  Note
EXHIBIT D      Parent Amendment
EXHIBIT E      Form of Affiliate Agreement


                                     - iv -

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                            GLOSSARY OF DEFINED TERMS

     The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"                                   --       Section 9.11(a)
"Affiliate Agreement"                         --       Section 6.04
"Agreement"                                   --       Preamble
"Alternative Proposal"                        --       Section 5.02
"Antitrust Division"                          --       Section 6.07
"Appraised Value"                             --       Section 2.02(b)(iii)
"beneficially"                                --       Section 9.11(b)
"BIL"                                         --       Preamble
"BIL Company Preferred Shares"                --       Sections 2.02(b)(iii)
"BIL Debt"                                    --       Section 2.02(b)(iii)
"business day"                                --       Section 9.11(c)
"CERCLA"                                      --       Section 3.15(c)
"CERCLIS"                                     --       Section 3.15(e)
"Certificate of Merger"                       --       Section 1.02
"Certificates"                                --       Section 2.03(b)
"Claim"                                       --       Section 6.16(a)
"Closing"                                     --       Section 2.02(a)
"Closing Date"                                --       Section 2.02(a)
"Code"                                        --       Section 2.03(g)
"Common Stock Trust"                          --       Section 2.03(e)(iii)
"Company"                                     --       Preamble
"Company Affiliates"                          --       Section 6.04
"Company Benefit Plan"                        --       Section 3.13(o)(i)
"Company Common Stock"                        --       Preamble
"Company Defined Benefit Plan"                --       Section 3.13(o)(ii)
"Company Disclosure Letter"                   --       Section 3.01
"Company ERISA Affiliate"                     --       Section 3.13(o)(iii)
"Company Financial Statements"                --       Section 3.05
"Company Intellectual Property"               --       Section 3.16
"Company Option Plans"                        --       Section 3.02(a)
"Company Pension Benefit Plan"                --       Section 3.13(o)(iv)
"Company Permits"                             --       Section 3.10
"Company Preferred Stock"                     --       Section 2.01(d)
"Company Qualified Plan"                      --       Section 3.13(o)(v)
"Company SEC Reports"                         --       Section 3.05
"Company Series A Preferred Stock"            --       Section 2.01(d)
"Company Series B Preferred Stock"            --       Section 2.01(d)
"Company Series C Preferred Stock"            --       Section 2.01(d)
"Company Stockholders' Approval"              --       Section 6.03(b)
"Company Stockholders' Meeting"               --       Section 6.03(b)
"Company Stock Option"                        --       Section 6.08
"Company Subject Defined
 Benefit Plan"                                --       Section 3.13(o)(vi)
"Confidentiality Agreement"                   --       Section 6.01
"Constituent Corporations"                    --       Section 1.01
"Contracts"                                   --       Section 3.04(a)


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"Contributed Debt"                            --       Section 2.02(b)(iii)
"Contributed Shares"                          --       Section 2.02(b)(iii)
"control," "controlling,"
  "controlled by" and "under common
   control with"                              --       Section 9.11(a)
"Conversion Number"                           --       Section 2.01(c)(i)
"DGCL"                                        --       Section 1.01
"Dissenting Share"                            --       Section 2.01(e)(i)
"Effective Time"                              --       Section 1.02
"Environmental Law"                           --       Section 3.15(g)(i)
"Environmental Permits"                       --       Section 3.15(a)
"ERISA"                                       --       Section 3.13(o)(vii)
"Excess Shares"                               --       Section 2.03(e)(ii)
"Exchange Act"                                --       Section 3.04(b)
"Exchange Agent"                              --       Section 2.03(a)
"Exchange Fund"                               --       Section 2.03(a)
"Fair Market Value"                           --       Section 2.01(c)(ii)(A)
"FTC"                                         --       Section 6.07
"GAAP"                                        --       Section 3.13(o)(viii)
"Governmental or Regulatory
   Authority"                                 --       Section 3.04(a)
"group"                                       --       Section 9.11(e)
"Hazardous Material"                          --       Section 3.15(g)(ii)
"HSBC"                                        --       Section 6.06
"HSBC Debt Payment"                           --       Section 2.02(b)(i)
"HSBC Indebtedness"                           --       Section 2.02(b)(i)
"HSR Act"                                     --       Section 3.04(b)
"Indemnified Parties"                         --       Section 6.16(a)
"Industrial Property"                         --       Section 3.16
"Intellectual Property"                       --       Section 3.16
"Investment Assets"                           --       Section 3.17
"laws"                                        --       Section 3.04(a)
"Lien"                                        --       Section 3.02(b)
"material", "material adverse
   effect" and "materially adverse"           --       Section 9.11(d)
"Merger"                                      --       Preamble
"Merger Consideration Per Share"              --       Section 2.01(c)(i)
"Mexican Subsidiary"                          --       Section 6.19
"NPL"                                         --       Section 3.15(c)
"NYSE"                                        --       Section 2.01(c)(ii)(B)
"Options"                                     --       Section 3.02
"orders"                                      --       Section 3.04(a)
"Outstanding Note"                            --       Section 2.02(b)(v)
"Parent"                                      --       Preamble
"Parent Amendment"                            --       Section 6.03(a)
"Parent Benefit Plan"                         --       Section 4.13(n)(i)
"Parent Common Stock"                         --       Section 2.01(c)
"Parent Defined Benefit Plan"                 --       Section 4.13(n)(ii)
"Parent Disclosure Letter"                    --       Section 4.01
"Parent Employee Benefit Plans"               --       Section 4.13(b)
"Parent ERISA Affiliate"                      --       Section 4.13(n)(iii)
"Parent Financial Statements"                 --       Section 4.05
"Parent Incentive Program"                    --       Section 4.02(a)
"Parent Intellectual Property"                --       Section 4.16
"Parent Pension Benefit Plan"                 --       Section 4.13(n)(iv)
"Parent Permits"                              --       Section 4.10


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"Parent Preferred Stock"                      --       Section 4.02(a)
"Parent Qualified Plan"                       --       Section 4.13(n)(v)
"Parent Rights"                               --       Section 4.02(a)
"Parent Rights Agreement"                     --       Section 4.02(a)
"Parent SEC Reports"                          --       Section 4.05
"Parent Series A Preferred Stock"             --       Section 4.02(a)
"Parent Series B Preferred Stock"             --       Section 2.02(b)(iii)
"Parent Series C Preferred Stock"             --       Section 2.02(b)(iv)
"Parent Stockholders' Approval"               --       Section 6.03(a)
"Parent Stockholders' Meeting"                --       Section 6.03(a)
"Parent Subject Defined Benefit Plan"         --       Section 4.13(n)(vi)
"PBGC"                                        --       Section 3.13(o)(ix)
"PBGC Waiver"                                 --       Section 3.13(m)
"person"                                      --       Section 9.11(e)
"Plan"                                        --       Section 3.13(o)(x)
"Plan Amendment"                              --       Section 6.03(a)
"Proxy Statement"                             --       Section 3.09
"Registration Rights Agreement"               --       Preamble
"Registration Statement"                      --       Section 4.09
"Representatives"                             --       Section 9.11(f)
"Sales Price"                                 --       Section 2.01(c)(ii)(B)
"SEC"                                         --       Section 3.04(b)
"Secretary of State"                          --       Section 1.02
"Securities Act"                              --       Section 3.04(b)
"Stockholder Agreement"                       --       Preamble
"Stockholders' Meetings"                      --       Section 6.03(b)
"Sub"                                         --       Preamble
"Sub Common Stock"                            --       Section 2.01(a)
"Subsidiary"                                  --       Section 9.11(g)
"Surviving Corporation"                       --       Section 1.01
"Surviving Corporation Common Stock"          --       Section 2.01(a)
"taxes"                                       --       Section 3.12(c)
"Trading Day"                                 --       Section 2.01(c)(ii)(C)


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      This AGREEMENT AND PLAN OF MERGER dated as of September 3, 1996 ("this
Agreement") is made and entered into by and among Graham-Field Health Products, Inc., a Delaware corporation ("Parent"), E&J Acquisition Corp., a Delaware corporation wholly owned by Parent ("Sub"), BIL (Far East Holdings) Limited, a Hong Kong Corporation (together with its affiliates, "BIL"), and Everest & Jennings International Ltd., a Delaware corporation (the "Company").

      WHEREAS, the Boards of Directors of Parent, Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders to consummate, and have approved, the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger");

      WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Sub;

      WHEREAS, BIL is the majority stockholder of the Company;

      WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and BIL have entered into (i) a stockholder agreement of even date herewith pursuant to which, among other things, BIL has agreed to vote its shares of common stock, par value $0.10 per share, of the Company ("Company Common Stock"), and its shares of Company Preferred Stock (as defined in Section 3.02) in favor of the Merger (the "Stockholder Agreement"), and (ii) a registration rights agreement of even date herewith pursuant to which the Company has agreed to register shares of capital stock of Parent to be received by BIL in the Merger (the "Registration Rights Agreement"); and

      WHEREAS, Parent, Sub, BIL and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

      1.01 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). Sub and the Company are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article II.

      1.02 Effective Time. At the Closing (as defined in Section 2.02(a)), a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware (the "Secretary of State") for filing, as provided in Section 251 of the DGCL, as soon as practicable on the Closing Date (as defined in Section 2.02(a)). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

      1.03 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (i) the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (ii) the Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

      1.04 Directors and Officers of the Surviving Corporation. The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

      1.05 Effects of the Merger. Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

      1.06 Further Assurances. Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

                                   ARTICLE II

                              CONVERSION OF SHARES

      2.01 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

      (a) Capital Stock of Sub. Each issued and outstanding share of the common stock, par value $.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

      (b) Cancellation of Treasury Stock and Stock Owned by Parent and Subsidiaries. All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11) of Parent shall be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

      (c) Conversion of Company Common Stock. (i) Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(e))) shall be converted into the right to receive .35 (as the same may be adjusted pursuant to Section 2.01(c)(ii), the "Conversion Number") of a fully paid and nonassessable share of common stock, par value $.025 per share, of Parent ("Parent Common Stock"), subject to reduction as provided in paragraph
(ii) below (the "Merger Consideration Per Share").

      (ii) Notwithstanding the provisions of paragraph (i) above, if the Fair Market Value (as defined below) of the Merger

Consideration Per Share computed in accordance with paragraph (i) above exceeds $5.50, the Conversion Number shall be reduced to the extent necessary to cause the Fair Market Value of the Merger Consideration Per Share to equal $5.50. For purposes of this Agreement, (A) the "Fair Market Value" of each share of Parent Common Stock shall mean the arithmetic average of the Sales Prices (as defined below) on each of the ten (10) consecutive Trading Days (as defined below) ending on and including the fifth Trading Day before the Closing Date; (B) "Sales Price" shall mean, on any Trading Day, the closing sales price of a share of Parent Common Stock reported on The New York Stock Exchange, Inc. ("NYSE") Composite Tape on such day; and (C) "Trading Day" shall mean any day on which securities are traded on the NYSE.

      (iii) If, prior to the Effective Time, Parent shall pay a dividend in, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any shares of Parent Common Stock, the Conversion Number shall be multiplied by a fraction, the numerator of which shall be the number of shares of Parent Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Conversion Number, subject to further adjustment in accordance with this paragraph.

      (iv) All shares of Company Common Stock converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares (other than Dissenting Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration Per Share to be issued or paid in consideration therefor (determined in accordance with this Section 2.01), upon the surrender of such certificate in accordance with this Article II, without interest.

      (d) Company Preferred Stock. Each issued and outstanding share of Series A Convertible Preferred Stock, par value $.01 per share, of the Company ("Company Series A Preferred Stock"), Series B Convertible Preferred Stock, par value $.01 per share, of the Company ("Company Series B Preferred Stock"), and Series C Convertible Preferred Stock, par value $.01 per share, of the Company ("Company Series C Preferred Stock" and, together with the Company Series A Preferred Stock and the Company Series B Preferred Stock, the "Company Preferred Stock"), shall continue to be an issued and outstanding share of each such series of Company Preferred Stock.

      (e) Dissenting Shares. (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the DGCL and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Consideration Per Share, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the DGCL, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration Per Share pursuant to Section 2.01(c).

      (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the DGCL relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

      (f) Stock Option Plans. The Company Option Plans(as defined in
Section 3.02(a), the stock option agreements executed pursuant thereto, and each option to purchase Company Common Stock granted thereunder that is outstanding at the Effective Time shall be cancelled and Parent shall grant to the holder of each such option an option under the Parent Incentive Program (as defined in Section 4.02) to purchase shares of Parent Common Stock, as more fully described in Section 6.08.

      (g) Parent Rights. Each share of Parent Common Stock issued to holders of Company Common Stock pursuant to this Agreement shall be issued together with one associated Parent Right (as defined in Section 4.02(a)) in accordance with the Parent Rights Agreement (as defined in Section 4.02(a)). References herein to the shares of Parent Common Stock issuable pursuant to this Agreement shall be deemed to include the associated Parent Rights.

      2.02 Closing; Closing Deliveries.

      (a) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, New York, at 10:00 a.m., local time, on the business day following satisfaction of the condition set forth in Section 7.01.(a), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

      (b) Closing Deliveries. At the Closing:

      (i) In exchange for the delivery by wire transfer of immediately available funds from BIL to Parent in an amount equal to the HSBC Debt Payment (as defined below), Parent shall deliver to BIL a certificate representing a number of shares of Parent Common Stock (disregarding fractions) equal to the amount determined by dividing (x) the amount of the HSBC Debt Payment by (y) the greater of (A) $13.00 and (B) the Fair Market Value of each share of Parent Common Stock. For purposes hereof, the term "HSBC Debt Payment" means an amount equal to the aggregate amount of principal, interest and prepayment penalties or premiums that would be required to be paid by the Company to Hong Kong and Shanghai Banking Corporation Limited ("HSBC") in order to pay off and discharge in full all indebtedness owing by the Company to HSBC (the "HSBC Indebtedness") on and as of the Closing Date; provided that the HSBC Debt Payment shall in no event exceed $25 million.

      (ii) Parent shall apply the funds delivered to Parent by BIL pursuant to the immediately preceding paragraph to pay off and discharge in full the HSBC Indebtedness, and shall cause HSBC to deliver to BIL an instrument in form and substance reasonably satisfactory to BIL evidencing HSBC's release of BIL from its guarantee of the HSBC Indebtedness.

      (iii) Parent shall deliver to BIL a certificate representing shares of Series B Cumulative Convertible Preferred Stock, par value $.01 per share, of Parent ("Parent Series B Preferred Stock") having an aggregate stated value equal to the lesser of (A) the sum of (I) the aggregate unpaid principal of and accrued and unpaid interest on the indebtedness of the Company owing to BIL on the Closing Date (the "BIL Debt") and (II) the aggregate liquidation value of the shares of Company Preferred Stock owned by BIL on the Closing Date (the "BIL Company Preferred Shares") and (B) $61 million, in exchange for the delivery by BIL to Parent of:

            (x) an instrument reasonably satisfactory in form and substance to Parent assigning to Parent BIL Debt, together with any and all security interests and other Liens previously granted to BIL with respect thereto, in an aggregate principal amount which, together with accrued interest thereon, does not exceed the Appraised Value (as defined below) of the Parent Series B Preferred Stock to be issued to BIL hereunder; and

            (y) certificates representing BIL Company Preferred Stock, duly endorsed for transfer in blank or accompanied by duly executed stock powers in blank, having an aggregate liquidation value which does not exceed the result obtained by subtracting (A) the aggregate unpaid principal of and accrued interest on the BIL Debt referred to in clause (x) above from (B) the Appraised Value of the Parent Series B Preferred Stock to be issued to BIL hereunder.

For purposes hereof, "Appraised Value" means the fair market value as of the Closing Date of the Parent Series B Preferred Stock to be issued to BIL hereunder as determined by and set forth in a written report of an investment banking or valuation firm designated by Parent and reasonably acceptable to BIL delivered to Parent and BIL at least five (5) days prior to the Closing Date; provided that the Appraised Value of such shares shall not exceed their aggregate stated value.

      In the event that the liquidation value of the Company Preferred Stock owned by BIL on the Closing Date exceeds the resulting amount referred to in clause (y) above, BIL shall contribute shares of Company Preferred Stock representing such excess amount (the "Contributed Shares") to the capital of the Company in accordance with Section 6.17. In the event that, after giving effect to the contribution of the Contributed Shares, the unpaid principal of and accrued interest on the BIL Debt held by BIL on the Closing Date exceeds the amount referred to in clause (x) above, BIL shall contribute BIL Debt representing such excess amount (the "Contributed Debt") to the capital of the Company in accordance with Section 6.17.

      The terms, limitations and relative rights and preferences of the Parent Series B Preferred Stock will be as set forth in the form Certificate of Designations of the Series B Convertible Preferred Stock of Parent attached as Exhibit A hereto.

      (iv) In exchange for the delivery by wire transfer of immediately available funds from BIL to Parent in the amount of $10 million, Parent shall deliver to BIL a certificate representing shares of Series C Cumulative Convertible Preferred Stock, par value $.01 per share, of Parent ("Parent Series C Preferred Stock") having an aggregate stated value equal to $10 million. The terms, limitations and relative rights and preferences of the Parent Series C Preferred Stock will be as set forth in the form of Certificate of Designations of the Series C Convertible Preferred Stock of Parent attached as Exhibit B hereto.

      (v) In exchange for the delivery by BIL to Parent of the Unsecured Promissory Note dated July 18, 1996 evidencing the loan by BIL to Parent of U.S. $4 million (the "Outstanding Note"), duly endorsed for transfer to Parent, Parent shall deliver to BIL an unsecured subordinated promissory note reflecting the terms set forth in Exhibit C hereto and such other terms not inconsistent therewith as are customary for subordinated indebtedness, including covenants of Parent (which shall in no event be more onerous to Parent than covenants contained in Parent's senior indebtededness) and events of default, as Parent and BIL shall mutually agree; provided that if BIL and Parent cannot agree on the terms of such note, the Outstanding Note shall remain outstanding in accordance with its terms.

      (vi) There shall also be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under
Article VII.

      2.03 Exchange of Certificates.

      (a) Exchange Agent. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Exchange Agent"), certificates representing the number of duly authorized whole shares of Parent Common Stock issuable pursuant to Section 2.01(c), which shall be held for the benefit of and distributed to the holders of Company Common Stock in accordance with this Section. The Exchange Agent shall agree to hold such shares of Parent Common Stock (such shares of Parent Common Stock being referred to herein as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

      (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to
Section 2.01(c) into the right to receive the Merger Consideration Per Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as the Surviving Corporation may reasonably specify) and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration Per Share and cash in lieu of fractional shares in accordance with Section 2.03(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor (1) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to Section 2.01(c) and (2) the cash amount payable in lieu of fractional shares in accordance with Section 2.03(e), and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any of the consideration to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the aggregate Merger Consideration Per Share may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.03(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of Parent, except as limited by paragraph (c) below, to represent ownership of the aggregate number of shares of Parent Common Stock into which the number of shares of Company Common Stock represented thereby have been converted as contemplated by this
Article II. Notwithstanding the foregoing, Certificates representing Company Common Stock surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Section 6.04 shall not be exchanged until Parent has received an Affiliate Agreement (as defined in Section 6.04) as provided in
Section 6.04.

      (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03(e) until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section. Subject to the effect of applicable laws and to the provisions of Section 2.03(e), following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of cash payable with respect to any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.03(e) and the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

      (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (and any cash paid pursuant to Section 2.03(e)) shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

      (e) No Fractional Shares. (i) No certificate or scrip representing fractional shares of Parent Common Stock to which holders of Company Common Stock would otherwise be entitled pursuant to Section 2.01(c) will be issued in the Merger upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

            (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the aggregate number of whole shares of Parent Common Stock represented by fractional shares of Parent Common Stock to which holders of Company Common Stock would be entitled but for the provisions of clause (i) of this Section 2.03(e) (such number of shares being herein called the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for the holders of Company Common Stock, shall sell the Excess Shares at then prevailing prices on the NYSE, all in the manner provided in paragraph
      (iii) of this Section 2.03(e).

            (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through a member firm of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of Company Common Stock (the "Common Stock Trust"). Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of the Excess Shares. In addition, Parent shall pay the Exchange Agent's compensation and expenses in connection with such sale. The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

            (iv) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock in lieu of any fractional share interests in accordance with the immediately preceding paragraph, the Exchange Agent shall make available such amounts to such holders of Company Common Stock in a manner consistent with paragraphs (b) and (c) of this Section 2.03.

      (f) Termination of Exchange Fund and Common Stock Trust. Any portion of the Exchange Fund and Common Stock Trust which remains undistributed to the stockholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash payable in respect of fractional share interests delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub as follows:

      3.01 Organization and Qualification. Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in Section 9.11) on the Company and its Subsidiaries taken as a whole. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the "Company Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary (as defined in Section 9.11) of the Company, (ii) its authorized capital stock,
(iii) the number of issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of the Company and as disclosed in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has previously delivered to Parent correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of the Company and each of its Subsidiaries.

      3.02 Capital Stock; Indebtedness. (a) The authorized capital stock of the Company consists solely of 12,000,000 shares of Company Common Stock and 31,000,000 shares of Company Preferred Stock, consisting of 10,000,000 shares of Company Series A Preferred Stock, 1,000,000 shares of Company Series B Preferred Stock and 20,000,000 shares of Company Series C Preferred Stock. As of August 1, 1996, 7,196,565 shares of Company Common Stock were issued and outstanding, no shares were held in the treasury of the Company, 2,865,420 shares were reserved for issuance upon conversion of the Company Preferred Stock and 380,887 shares were reserved for issuance upon the exercise of stock options granted under the Company employee stock option plans described in Section 3.02 of the Company Disclosure Letter (the "Company Option Plans"). Since such date, except as set forth in Section 3.02 of the Company Disclosure Letter, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock held in treasury. As of the date hereof, there are 7,867,842 shares of Company Series A Preferred Stock issued and outstanding, 786,357 shares of Company Series B Preferred Stock issued and outstanding and 20,000,000 shares of Company Series C Preferred Stock issued and outstanding, all of which are owned beneficially and of record by BIL. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock are, and all shares of Company Common Stock reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement, the Stockholder Agreement and the Registration Rights Agreement and except as set forth in
Section 3.02 of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or to grant, extend or enter into any Option with respect thereto.

      (b) Except as disclosed in Section 3.02 of the Company Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien"). Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of the Company or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of the Company.

      (c) Except as disclosed in Section 3.02 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other person.

      (d) As of the date of this Agreement, the HSBC Indebtedness is approximately $25,350,000 and the principal amount of and accrued and unpaid interest on the BIL Debt is approximately $24,875,000.

      3.03 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Company Stockholders' Approval (as defined in Section 6.03(b)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company, the Board of Directors of the Company has recommended adoption of this Agreement by the stockholders of the Company and directed that this Agreement be submitted to the stockholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Stockholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Stockholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      3.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries, or (ii) except as described in Section 3.04 of the Company Disclosure Letter and subject to obtaining the Company Stockholders' Approval in accordance with the DGCL, the Company's Certificate of Incorporation and Bylaws and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) except as described in Section 3.04 of the Company Disclosure Letter, any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

      (b) Except (i) for the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) for the filing of the Proxy Statement (as defined in Section 3.09) and the Registration Statement (as defined in Section 4.09) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, and (iv) as disclosed in Section 3.04 of the Company Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

      3.05 SEC Reports and Financial Statements. The Company delivered to Parent prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1992 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents (other than preliminary material) that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (as defined in Section 3.13(o)(viii)), except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC, and, as of the respective dates thereof, fairly presented (subject, in the case of the unaudited interim financial statements, to year-end audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 3.05 of the Company Disclosure Letter, each Subsidiary of the Company is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

      3.06 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.06 of the Company Disclosure Letter, (a) since December 31, 1995 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, and (b) between June 30, 1996 and the date hereof (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(a).

      3.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of June 30, 1996 included in the Company Financial Statements or as disclosed in Section 3.07 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or
(ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole.

      3.08 Legal Proceedings. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any continuing order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement.

      3.09 Information Supplied. The joint proxy statement relating to the Stockholders' Meetings (as defined in Section 6.03(b)), as amended or supplemented from time to time (as so amended and supplemented, the "Proxy Statement"), and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Proxy Statement and any such other documents filed with the SEC under the Exchange Act or the Securities Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to stockholders of the Company and of Parent and at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information included therein with respect to Parent and its Subsidiaries, including information incorporated by reference therein from documents filed by Parent or any of its Subsidiaries with the SEC.

      3.10 Compliance with Laws and Orders. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

      3.11 Compliance with Agreements; Certain Agreements.

      (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificate of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or
(ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

      (b) Except as disclosed in Section 3.11 of the Company Disclosure Letter or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      3.12 Taxes. (a) Each of the Company and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole; provided, however, the Company makes no representation or warranty with respect to the availability to the Surviving Corporation of any net operating loss or tax credit carryover of the Company and its Subsidiaries. The Company and each of its Subsidiaries has paid or accrued (or the Company has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for thereon, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

      (b) As used in this Section 3.13 and in Section 4.12, "taxes" shall include all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

      3.13 Benefit Plans; ERISA. (a) Section 3.13(a) of the Company Disclosure Letter (i) contains a true and complete list and description of each Company Benefit Plan, (ii) identifies each Company Benefit Plan that is a Company Qualified Plan, (iii) identifies each Company Benefit Plan which at any time during the five-year period preceding the date of this Agreement was a Company Defined Benefit Plan and (iv) lists, describes and identifies each other Plan maintained, established, sponsored or contributed to by a Company ERISA Affiliate, or any predecessor thereof, which, during the five-year period preceding the date of this Agreement, was at any time a Company Defined Benefit Plan. Neither the Company nor any of its Subsidiaries has scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Company Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted. Except as disclosed in Section 3.13(a) of the Company Disclosure Letter, no loan is outstanding between the Company or any of its Subsidiaries and any employee. No Company Benefit Plan established by Everest & Jennings Canadian Limited is or was a defined benefit plan under applicable Canadian laws and regulations, except for the Executive Employee Pension Plan, which is fully funded in accordance with all applicable Canadian laws and regulations and as to which all required contributions have been made.

      (b) Neither the Company nor any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Company Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

      (c) Except as set forth in Section 3.13(c) of the Company Disclosure Letter, each Company Benefit Plan covers only employees who are employed by the Company or any of its Subsidiaries (or former employees or beneficiaries with respect to service with the Company or any of its Subsidiaries), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

      (d) Except as disclosed in Section 3.13(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, any Company ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA.

      (e) Each of the Company Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and neither the Company nor any of its Subsidiaries has received any claim or notice that any such Company Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Company Qualified Plan has received a favorable determination of qualification from the Internal Revenue Service and there have been no plan amendments, events or circumstances subsequent to the issuance of such determination of qualification that would cause the Company Qualified Plan to lose its determination of qualification. Each Company Benefit Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other tax benefits complies with the requirements of the applicable provisions of the Code or other laws required in order to provide such tax benefits. In respect of any Company Benefit Plan, neither the Company nor any of its Subsidiaries has requested a closing agreement under the Employee Plans Closing Agreement Program (set forth in Rev. Proc. 94-16, 1994-5 I.R.B. 22), a compliance statement under the Voluntary Compliance Resolution program (set forth in Revenue Procedure 94-62, 1994-2 C.B. 778) or any other determination under any remedial program of the Internal Revenue Service applicable to employee benefit plans, and neither the Company nor any of its Subsidiaries has consulted with counsel, accountants, employee benefits consultants or actuaries in regard to making a request under any such remedial program.

      (f) Neither the Company nor any of its Subsidiaries is in default in performing any of its contractual obligations under any Company Benefit Plan or any related trust agreement or insurance contract, except for such defaults which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. All contributions and other payments required to be made by the Company or any of its Subsidiaries to any Company Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements in accordance with GAAP. There are no material outstanding liabilities of any Company Benefit Plan other than liabilities for benefits to be paid to participants in such Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to, or cause to exist any employee benefit plan or to modify any Plan, other than as required by law.

      (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Company Benefit Plan, under which the Company or any of its Subsidiaries, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

      (h) Except as provided in Section 6.06 of this Agreement, no transaction contemplated by this Agreement will result in liability to the PBGC under
Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to the Company or any of its Subsidiaries, Parent, Sub or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to Parent, Sub, the Company, any of its Subsidiaries or any such corporation or organization. Except as disclosed in Section 3.13(h) of the Company Disclosure Letter:

            (i) no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Company Defined Benefit Plan;

            (ii) no termination re-establishment or spin-off re-establishment transaction has occurred with respect to any Company Subject Defined Benefit Plan;

            (iii) no Company Subject Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived; and

            (iv) no filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Company Benefit Plan which is a Company Pension Benefit Plan.

      (i) Except as disclosed under Section 3.13(i) of the Company Disclosure Letter, no benefit under any Company Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

      (j) To the knowledge of the Company, there are no pending or threatened claims by or on behalf of any Company Benefit Plan, by any person covered thereby, or otherwise, which allege violations of law which could reasonably be expected to result in material liability on the part of Parent, Sub, the Company, any of its Subsidiaries or any fiduciary of any such Company Benefit Plan, nor is there any basis for such a claim.

      (k) No employer securities, employer real property or other employer property is included in the assets of any Company Benefit Plan. Except as disclosed in Section 3.13(k) of the Company Disclosure Letter, each Company Subject Defined Benefit Plan is a "frozen" Company Defined Benefit Plan and no benefits under any such Company Subject Defined Benefit Plan have accrued after December 31, 1992 in respect of any participants thereunder, active or otherwise.

      (l) Except as disclosed in Section 3.13(l) of the Company Disclosure Letter, the fair market value of the assets of each Company Subject Defined Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such plan at such date as established on the basis of the actuarial assumptions applicable under such Company Subject Defined Benefit Plan at said date and, to the knowledge of the Company, there have been no material changes in such values since said date.

      (m) PBGC Liens. The Company is required to pay to the PBGC approximately $494,000 on September 15, 1996, approximately $230,000 on October 15, 1996 and approximately $230,000 on January 15, 1997 under the conditional waivers of minimum funding standards granted by the Internal Revenue Service to the Retirement Plan for Employees of the Company in letters dated
September 1, 1992 and December 10, 1992 and/or any other Benefit Plan (the "PBGC Waiver").

      (n) Complete and correct copies of the following documents have been furnished to Parent prior to the execution of this Agreement:

            (i) each Company Benefit Plan and any predecessor plans referred to therein, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto;

            (ii) current summary Plan descriptions of each Company Benefit Plan subject to ERISA, and any similar descriptions of all other Company Benefit Plans;

            (iii) the most recent Form 5500 series filings and schedules thereto for each Company Benefit Plan subject to ERISA reporting requirements;

            (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Company Qualified Plan;

            (v) the most recent accountings with respect to any Company Benefit Plan funded through a trust; and

            (vi) the most recent actuarial report of the qualified actuary of any Company Subject Defined Benefit Plan or any other Company Benefit Plan with respect to which actuarial valuations are conducted.

      (o) For purposes of this Agreement, the following terms have the following meanings:

            (i) "Company Benefit Plan" means any Plan established by the Company, any Company Subsidiary, or any predecessor or affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which the Company or any Company Subsidiary contributes or has contributed, or under which any employee, former employee or director of the Company or any Company Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

            (ii) "Company Defined Benefit Plan" means each Company Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

            (iii) "Company ERISA Affiliate" means any person who is in the same controlled group of corporations or who is under common control (within the meaning of Section 414 of the Code) with the Company or, before the Closing, the Company or any Subsidiary.

            (iv) "Company Pension Benefit Plan" means each Company Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

            (v) "Company Qualified Plan" means each Company Benefit Plan which is intended to qualify under Section 401 of the Code.

            (vi) "Company Subject Defined Benefit Plan" means each Company Defined Benefit Plan listed and described in Section 3.13(a) of the Company Disclosure Letter.

            (vii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            (viii) "GAAP" means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

            (ix) "PBGC" means the Pension Benefit Guaranty Corporation established under ERISA.

            (x) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

      3.14 Labor Matters. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 3.14 of the Company Disclosure Letter, (i) there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except such as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole, (ii) to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries and (iii) since December 31, 1992, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except such as did not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole.

      3.15 Environmental Matters. (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

      (b) Except as disclosed in Section 3.15(b) of the Company Disclosure Letter, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental or Regulatory Authority relating to any alleged failure by the Company or any of its Subsidiaries to have any Environmental Permit or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release, of any Hazardous Materials generated by the Company or any of its Subsidiaries which alleged failure, generation, treatment, storage, recycling, transportation, discharge or disposal or release could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

      (c) Except as disclosed in Section 3.15(c) of the Company Disclosure Letter, to the knowledge of the Company, (i) no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List ("NPL") promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar foreign, provincial, state or local list of sites requiring investigation or clean-up and (ii) neither the Company nor any of its Subsidiaries has released a material amount of Hazardous Materials to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries (or to any neighboring site or facility).

      (d) Except as described in Section 3.15(d) of the Company Disclosure Letter, (i) no Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than any such site or facility not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole, (ii) no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process that could subject any such site or facility to such Liens, (iii) neither the Company nor any of its Subsidiaries has been required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located and (iv) the Company is not aware of any facts that would require the Company or any of its Subsidiaries to place such a notice or restriction in any such deed in the future.

      (e) Except as disclosed in Section 3.15(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the NPL, listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by 40 C.F.R. ss. 300.5 ("CERCLIS"), or on any similar state, local or foreign list or that is the subject of Federal, state, local or foreign enforcement actions or other investigations that could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

      (f) Except as disclosed in Section 3.15(f) of the Company Disclosure Letter, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries.

      (g) As used herein:

            (i) "Environmental Law" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

            (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

      3.16 Intellectual Property Rights. The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license or right to use, all Intellectual Property (as defined below) individually or in the aggregate material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole (the "Company Intellectual Property"). All Industrial Property included in the Company Intellectual Property has been and currently remains duly registered with, filed in or issued by the appropriate Governmental or Regulatory Authority. Except as disclosed in Section 3.16 of the Company Disclosure Letter, (i) the Company or a Subsidiary of the Company has the sole and exclusive right to use all of the Company Intellectual Property, except for pending applications for any Industrial Property included within the Company Intellectual Property; (ii) all Company Intellectual Property is valid and subsisting and free and clear of any Liens, and none of the Company Intellectual Property is subject to any outstanding order or Contract restricting the scope of the use thereof; and (iii) there are no claims or demands of any other person pertaining to the Company Intellectual Property or any license with respect thereto, and no actions or proceedings, judicial or administrative or otherwise, have been instituted, are pending or to the knowledge of the Company are threatened which challenge or affect the rights of the Company or any of its Subsidiaries in respect thereof. Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Company Intellectual Property, such Company Intellectual Property is not being infringed by any third party, and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, "Intellectual Property" means Industrial Property (as defined below) and inventions, invention studies (whether patentable or unpatentable), designs, copyrights, mask works, trademarks, service marks, trade dress, trade names, secret formulae, trade secrets, secret processes, computer programs, proprietary databases, confidential information, whether technical or otherwise, and know-how; and "Industrial Property" means patents, copyright registrations, mask work registrations, trademark and service mark registrations, and pending applications for any of the foregoing.

      3.17 Affiliate Transactions. Except as disclosed in Section 3.17 of the Company Disclosure Letter, (i) there is no indebtedness outstanding between the Company or any of its Subsidiaries, on the one hand, and BIL or any of its other affiliates, on the other hand, (ii) neither BIL nor any of its other affiliates provides or causes to be provided any assets, services or facilities to the Company or any of its Subsidiaries, (iii) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to BIL or any of its other affiliates and (iv) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Investment Assets (as defined below) issued by BIL or any of its other affiliates. Except as disclosed in Section 3.17 of the Company Disclosure Letter, each of the transactions disclosed thereon was incurred or engaged in, as the case may be, on an arm's-length basis and, since December 31, 1995, all settlements of liabilities between the Company or any of its Subsidiaries, on the one hand, and BIL or any of its other affiliates, on the other hand, have been made in the ordinary course of business consistent with past practice. For purposes hereof, the term "Investment Assets" shall mean debentures, notes and other evidences of indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets.

      3.18 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 4.20, the affirmative vote of the holders of record of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class and separately as classes, with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

      3.19 Opinion of Financial Advisor. The Company has received the opinion of Vector Securities International, Inc., dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the holders of Company Common Stock is fair, from a financial point of view, to such holders, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

      3.20 Ownership of Parent Common Stock. Except as disclosed in Section 3.20 of the Company Disclosure Letter, neither BIL, the Company nor any of their respective Subsidiaries and other affiliates beneficially owns any shares of Parent Common Stock.

      3.21 Section 203 of the DGCL Not Applicable. The Company's Board of Directors has taken all necessary actions so that the provisions of Section 203(a) of the DGCL will not apply to this Agreement, the Merger, the Stockholder Agreement and the other transactions contemplated hereby or thereby, and has approved Parent becoming an "interested stockholder" within the meaning of such section.

                                  ARTICLE III-A

                      REPRESENTATIONS AND WARRANTIES OF BIL

      BIL represents and warrants to Parent and Sub as follows:

      3A.01 Organization and Qualification. BIL is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

      3A.02 Authority Relative to this Agreement. BIL has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by BIL and the consummation by BIL of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of BIL, and no other corporate proceedings on the part of BIL or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by BIL and the consummation by BIL of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by BIL and constitutes a legal, valid and binding obligation of BIL enforceable against BIL in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      3A.03 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by BIL does not, and the performance by BIL of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of BIL under, any of the terms, conditions or provisions of (i) the certificate or articles of incorporation or bylaws (or other comparable charter documents) of BIL, or (ii)
(x) any law or order of any Governmental or Regulatory Authority applicable to BIL or any of its assets or properties, or (y) any Contracts to which BIL is a party or by which BIL or any of its respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of BIL to consummate the transactions contemplated by this Agreement.

      3A.04 Legal Proceedings. There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of BIL, threatened against, relating to or affecting, nor to the knowledge of BIL are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, BIL or any of its assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of BIL to consummate the transactions contemplated by this Agreement, and (ii) BIL is not subject to any continuing order of any Governmental or Regulatory Authority which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of BIL to consummate the transactions contemplated by this Agreement.

      3A.05 Purchase for Investment. The shares of Parent Common Stock and Parent Preferred Stock to be issued to BIL pursuant to this Agreement, together with any shares of Parent Common Stock issued upon conversion of or as a dividend on such shares of Parent Preferred Stock, will be acquired by BIL for its own account for the purpose of investment, it being understood that the right to dispose of such shares shall be entirely within the discretion of BIL. BIL will refrain from transferring or otherwise disposing of any of such shares of Parent Common Stock or Parent Preferred Stock, or any interest therein, in such manner as to cause Parent to be in violation of the registration requirements of the Securities Act, or applicable state securities or blue sky laws. BIL acknowledges that each certificate representing such shares of Parent Common Stock or Parent Preferred Stock shall bear a legend to the effect that the shares represented by such certificate have not been registered under the provisions of the Securities Act and may not be sold, transferred or otherwise disposed of except pursuant to (i) an effective registration statement under the Securities Act or (ii) a valid exemption from the registration requirements of the Securities Act and such other legends as may be required by the Stockholder Agreement.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub represent and warrant to the Company as follows:

      4.01 Organization and Qualification. Each of Parent and its Subsidiaries (including Sub) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Section 4.01 of the letter dated the date hereof and delivered by Parent and Sub to the Company concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of Parent, (ii) its authorized capital stock, (iii) the number of issued and outstanding shares of capital stock and (iv) the record owners of such shares. Except for interests in the Subsidiaries of Parent and as disclosed in Section
4.01 of the Parent Disclosure Letter, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Parent has previously delivered to the Company correct and complete copies of the certificate or articles of incorporation and bylaws (or other comparable charter documents) of Parent and each of its Subsidiaries.

      4.02 Capital Stock. (a) The authorized capital stock of Parent consists solely of 40,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $.01 per share ("Parent Preferred Stock"). As of August 7, 1996, 14,175,608 shares of Parent Common Stock were issued and outstanding, no shares were held in the treasury of Parent,

1,313,325 shares were reserved for issuance in connection with Parent's Incentive Program, as amended (the "Parent Incentive Program"), and 345,336 were shares reserved for issuance in connection with the warrants held by John Hancock Mutual Life Insurance Company. Since such date, except as set forth in
Section 4.02 of the Parent Disclosure Letter, there has been no change in the number of issued and outstanding shares of Parent Common Stock or shares of Parent Common Stock held in treasury or reserved for issuance since such date other than the exercise of options outstanding under the Parent Incentive Program as of such date. As of the date hereof, no shares of Parent Preferred Stock are issued and outstanding and 300,000 shares are designated Series A Participating Preferred Shares ("Parent Series A Preferred Stock") and are reserved for issuance in accordance with the Rights Agreement dated as of September 3, 1996 by and between Parent and American Stock Transfer & Trust Company, as Rights Agent (the "Parent Rights Agreement"), pursuant to which Parent has issued rights (the "Parent Rights") to purchase shares of Parent Series A Preferred Stock. All of the issued and outstanding shares of Parent Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. All shares of Parent Common Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock to be issued pursuant to the Agreement and upon conversion of or as a dividend on the Parent Series B Preferred Stock and the Parent Series C Preferred Stock will be, when so issued in accordance with this Agreement or the terms of the Parent Series B Preferred Stock or the Parent Series C Preferred Stock, as the case may be, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and the Parent Rights Agreement and except as set forth in Section 4.02 of the Parent Disclosure Letter, there are no outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of Parent or to grant, extend or enter into any Option with respect thereto.

      (b) Except as disclosed in Section 4.02 of the Parent Disclosure Letter, all of the outstanding shares of capital stock of each Subsidiary of Parent are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Parent or a Subsidiary wholly owned, directly or indirectly, by Parent, free and clear of any Liens. Except as disclosed in
Section 4.02 of the Parent Disclosure Letter, there are no (i) outstanding Options obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of any Subsidiary of Parent or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Parent or a Subsidiary wholly owned, directly or indirectly, by Parent with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any Subsidiary of Parent.

      (c) Except as disclosed in Section 4.02 of the Parent Disclosure Letter, there are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Subsidiary of Parent or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Parent or any other person.

      4.03 Authority Relative to this Agreement. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Stockholders' Approval (as defined in Section 6.03(a)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by its Board of Directors and by Parent in its capacity as the sole stockholder of Sub, the Board of Directors of Parent has adopted a resolution declaring the advisability of the Parent Amendment and the Plan Amendment (each as defined in Section 6.03(a)) and directed that the Parent Amendment and the Plan Amendment and the issuance of Parent securities to be issued pursuant to this Agreement, upon conversion of or as a dividend on the Parent Series B Preferred Stock and the Parent Series C Preferred Stock and under the Company Option Plans after the Merger as contemplated by Section 6.08 be submitted for consideration by the stockholders of Parent, and no other corporate proceedings on the part of either of Parent or Sub or their stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby, other than obtaining the Parent Stockholders' Approval. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and, subject to the obtaining of the Parent Stockholders' Approval, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      4.04 Non-Contravention; Approvals and Consents. (a) The execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or
(ii) except as described in Section 4.04 of the Parent Disclosure Letter and subject to obtaining the Parent Stockholders' Approval in accordance with the DGCL, Parent's Certificate of Incorporation and Bylaws and the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) except as described in Section 4.04 of the Parent Disclosure Letter, any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

      (b) Except (i) for the filing of a premerger notification report by Parent under the HSR Act, (ii) for the filing of the Proxy Statement and Registration Statement with the SEC pursuant to the Exchange Act and the Securities Act, the declaration of the effectiveness of the Registration Statement by the SEC and filings with various state securities authorities that are required in connection with the transactions contemplated by this Agreement, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the DGCL with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business, (iv) for any filings with the SEC required under
Section 13(d) of the Exchange Act and (v) as disclosed in Section 4.04 of the Parent Disclosure Letter, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

      4.05 SEC Reports and Financial Statements. Parent delivered to the Company prior to the execution of this Agreement a true and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by Parent or any of its Subsidiaries with the SEC since December 31, 1992 (as such documents have since the time of their filing been amended or supplemented, the "Parent SEC Reports"), which are all the documents (other than preliminary material) that Parent and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Parent SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Parent SEC Reports (the "Parent Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC, and, as of the respective dates thereof, fairly presented (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which, in the case of the unaudited financial statements included in Parent's Report on Form 10-Q for the period ended June 30, 1996, are not expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole)) the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Except as set forth in Section 4.05 of the Parent Disclosure Letter, each Subsidiary of Parent is treated as a consolidated subsidiary of Parent in the Parent Financial Statements for all periods covered thereby.

      4.06 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.06 of the Parent Disclosure Letter, (a) since December 31, 1995 there has not been any change, event or development having, or that could be reasonably expected to have, individually or in the aggregate, a material adverse effect on Parent and its Subsidiaries taken as a whole, and (b) except as disclosed in Section 4.06 of the Parent Disclosure Letter, between June 30, 1996 and the date hereof (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

      4.07 Absence of Undisclosed Liabilities. Except for matters reflected or reserved against in the balance sheet as of June 30, 1996 included in the Parent Financial Statements or as disclosed in Section 4.07 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated subsidiaries (including the notes thereto), except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice or (ii) which have not been, and could not be reasonably expected to be, individually or in the aggregate, materially adverse to Parent and its Subsidiaries taken as a whole.

      4.08 Legal Proceedings. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.08 of the Parent Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting, nor to the knowledge of Parent are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and (ii) neither Parent nor any of its Subsidiaries is subject to any continuing order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole or on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

      4.09 Information Supplied. The registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock, Parent Series B Preferred Stock and Parent Series C Preferred Stock in the Merger, as amended or supplemented from time to time (as so amended and supplemented, the "Registration Statement"), and any other documents to be filed by Parent with the SEC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will (in the case of the Registration Statement and any such other documents filed with the SEC under the Securities Act or the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act, respectively, and will not, on the date of its filing or, in the case of the Registration Statement, at the time it becomes effective under the Securities Act, at the date the Proxy Statement is mailed to stockholders of the Company and of Parent and at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information included therein with respect to the Company and its Subsidiaries, including information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

      4.10 Compliance with Laws and Orders. Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, Parent and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

      4.11 Compliance with Agreements; Certain Agreements. (a) Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificate of incorporation or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries or (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

      (b) Except as disclosed in Section 4.11 of the Parent Disclosure Letter or in the Parent SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof, neither Parent nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of Parent or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving Parent or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of Parent or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

      4.12 Taxes. (a) Each of Parent and its Subsidiaries has filed all material tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed or granted and have not expired, and all such tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file, have extensions granted that remain in effect or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a material adverse effect on Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for thereon, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole. No requests for waivers of the time to assess any taxes against Parent or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Parent SEC Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole.

      4.13 Employee Benefit Plans; ERISA. (a) Section 4.13(a) of the Parent Disclosure Letter (i) contains a true and complete list and description of each Parent Benefit Plan, (ii) identifies each Parent Benefit Plan that is a Parent Qualified Plan, (iii) identifies each Parent Benefit Plan which at any time during the five-year period preceding the date of this Agreement was a Parent Defined Benefit Plan and (iv) lists, describes and identifies each other Plan maintained, established, sponsored or contributed to by a Parent ERISA Affiliate, or any predecessor thereof, which, during the five-year period preceding the date of this Agreement, was at any time a Parent Defined Benefit Plan. Neither Parent nor any of its Subsidiaries has scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Parent Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by employees under circumstances which make it reasonable to expect that such increases will be granted. Except as disclosed in Section 4.13(a) of the Parent Disclosure Letter, no loan is outstanding between Parent or any of its Subsidiaries and any employee.

      (b) Neither Parent nor any of its Subsidiaries maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Parent Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation of 1985, as amended.

      (c) Except as set forth in Section 4.13(c) of the Parent Disclosure Letter, each Parent Benefit Plan covers only employees who are employed by Parent or any of its Subsidiaries (or former employees or beneficiaries with respect to service with Parent or any of its Subsidiaries), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

      (d) Except as disclosed in Section 4.13(d) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries, any Parent ERISA Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA.

      (e) Each of the Parent Benefit Plans is, and its administration is and has been since inception, in all material respects in compliance with, and neither Parent nor any of its Subsidiaries has received any claim or notice that any such

Parent Benefit Plan is not in compliance with, all applicable laws and orders and prohibited transactions exemptions, including the requirements of ERISA, the Code, the Age Discrimination in Employment Act, the Equal Pay Act and Title VII of the Civil Rights Act of 1964. Each Parent Qualified Plan has received a favorable determination of qualification from the Internal Revenue Service and there have been no plan amendments, events or circumstances subsequent to the issuance of such determination of qualification that would cause the Parent Qualified Plan to lose its determination of qualification. Each Parent Benefit Plan which is intended to provide for the deferral of income, the reduction of salary or other compensation or to afford other tax benefits complies with the requirements of the applicable provisions of the Code or other laws required in order to provide such tax benefits. In respect of any Parent Benefit Plan, neither Parent nor any of its Subsidiaries has requested a closing agreement under the Employee Plans Closing Agreement Program (set forth in Rev. Proc. 94-16, 1994-5 I.R.B. 22), a compliance statement under the Voluntary Compliance Resolution program (set forth in Revenue Procedure 94-62, 1994-2 C.B. 778) or any other determination under any remedial program of the Internal Revenue Service applicable to employee benefit plans, and neither Parent nor any of its Subsidiaries has consulted with counsel, accountants, employee benefits consultants or actuaries in regard to making a request under any such remedial program.

      (f) Neither Parent nor any of its Subsidiaries is in default in performing any of its contractual obligations under any Parent Benefit Plan or any related trust agreement or insurance contract, except for such defaults which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. All contributions and other payments required to be made by Parent or any of its Subsidiaries to any Parent Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in financial statements in accordance with GAAP. There are no material outstanding liabilities of any Parent Benefit Plan other than liabilities for benefits to be paid to participants in such Parent Benefit Plan and their beneficiaries in accordance with the terms of such Parent Benefit Plan. Neither Parent nor any of its Subsidiaries has any express or implied commitment, whether legally enforceable or not, to create, incur liability with respect to, or cause to exist any employee benefit plan or to modify any Plan, other than as required by law.

      (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Parent Benefit Plan, under which Parent or any of its Subsidiaries, directly or indirectly (through any indemnification agreement or otherwise), could reasonably be expected to be subject to any risk of material liability under Section 409 of ERISA, Section 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code.

      (h) No transaction contemplated by this Agreement will result in liability to the PBGC under Section 302(c)(11), 4062, 4063, 4064 or 4069 of ERISA, or otherwise, with respect to Parent or any of its Subsidiaries or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which could reasonably be expected to result in any such liability with respect to Parent or any of its Subsidiaries or any such corporation or organization. Except as disclosed in Section 4.13(h) of the Parent Disclosure
Letter:

            (i) no "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Parent Defined Benefit Plan;

            (ii) no termination re-establishment or spin-off re-establishment transaction has occurred with respect to any Parent Subject Defined Benefit Plan;

            (iii) no Parent Subject Defined Benefit Plan has incurred any accumulated funding deficiency whether or not waived; and

            (iv) no filing has been made and no proceeding has been commenced for the complete or partial termination of, or withdrawal from, any Parent Benefit Plan which is a Parent Pension Benefit Plan.

      (i) Except as disclosed under Section 4.13(i) of the Parent Disclosure Letter, no benefit under any Parent Benefit Plan, including, without limitation, any severance or parachute payment plan or agreement, will be established or become accelerated, vested, funded or payable by reason of any transaction contemplated under this Agreement.

      (j) To the knowledge of Parent, there are no pending or threatened claims by or on behalf of any Parent Benefit Plan, by any person covered thereby, or otherwise, which allege violations of law which could reasonably be expected to result in material liability on the part of Parent or any of its Subsidiaries or any fiduciary of any such Parent Benefit Plan, nor is there any basis for such a claim.

      (k) No employer securities, employer real property or other employer property is included in the assets of any Parent Benefit Plan.

      (l) Except as disclosed in Section 4.13(l) of Parent Disclosure Letter, the fair market value of the assets of each Parent Subject Defined Benefit Plan, as determined as of the last day of the plan year of such plan which coincides with or first precedes the date of this Agreement, was not less than the present value of the projected benefit obligations under such plan at such date as established on the basis of the actuarial assumptions applicable under such Parent Subject Defined Benefit Plan at said date and, to the knowledge of Parent, there have been no material changes in such values since said date.

      (m) Complete and correct copies of the following documents have been furnished to the Company prior to the execution of this Agreement:

            (i) each Parent Benefit Plan and any predecessor plans referred to therein, any related trust agreements, and service provider agreements, insurance contracts or agreements with investment managers, including without limitation, all amendments thereto;

            (ii) current summary Plan descriptions of each Parent Benefit Plan subject to ERISA, and any similar descriptions of all other Parent Benefit Plans;

            (iii) the most recent Form 5500 series filings and schedules thereto for each Parent Benefit Plan subject to ERISA reporting requirements;

            (iv) the most recent determination of the Internal Revenue Service with respect to the qualified status of each Parent Qualified Plan;

            (v) the most recent accountings with respect to any Parent Benefit Plan funded through a trust; and

            (vi) the most recent actuarial report of the qualified actuary of any Parent Subject Defined Benefit Plan or any other Parent Benefit Plan with respect to which actuarial valuations are conducted.

      (n) For purposes of this Agreement, the following terms have the following meanings:

            (i) "Parent Benefit Plan" means any Plan established by Parent, any Parent Subsidiary, or any predecessor or affiliate of any of the foregoing, existing at the Closing Date or prior thereto, to which Parent or any Parent Subsidiary contributes or has contributed, or under which any employee, former employee or director of Parent or any Parent Subsidiary or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

            (ii) "Parent Defined Benefit Plan" means each Parent Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

            (iii) "Parent ERISA Affiliate" means any person who is in the same controlled group of corporations or who is under common control (within the meaning of Section 414 of the Code) with Parent or any Parent Subsidiary.

            (iv) "Parent Pension Benefit Plan" means each Parent Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

            (v) "Parent Qualified Plan" means each Parent Benefit Plan which is intended to qualify under Section 401 of the Code.

            (vi) "Parent Subject Defined Benefit Plan" means each Parent Defined Benefit Plan listed and described in Section 4.13(a) of the Parent Disclosure Letter.

      4.14 Labor Matters. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement or in Section 4.14 of the Parent Disclosure Letter, (i) there are no material controversies pending or, to the knowledge of Parent, threatened between Parent or any of its Subsidiaries and any representatives of its employees, except such as would not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole, (ii) to the knowledge of Parent, there are no material organizational efforts presently being made involving any of the now unorganized employees of Parent or any of its Subsidiaries and (iii) since December 31, 1992, there has been no work stoppage, strike or other concerted action by employees of Parent or any of its Subsidiaries except such as did not, individually or in the aggregate, have a material adverse effect on Parent and its Subsidiaries taken as a whole.

      4.15 Environmental Matters. (a) Each of Parent and its Subsidiaries has obtained all Environmental Permits from Governmental or Regulatory Authorities which are required under any applicable Environmental Law in respect of its business or operations, except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of Parent and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

      (b) Except as disclosed in Section 4.15(b) of the Parent Disclosure Letter, no notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any Governmental or Regulatory Authority relating to any alleged failure by Parent or any of its Subsidiaries to have any Environmental Permit or with respect to any generation, treatment, storage, recycling, transportation, discharge or disposal, or any release, of any Hazardous Materials generated by Parent or any of its Subsidiaries which alleged failure, generation, treatment, storage, recycling, transportation, discharge or disposal or release could reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

      (c) Except as disclosed in Section 4.15(c) of the Parent Disclosure Letter, to the knowledge of Parent, (i) no site or facility now or previously owned, operated or leased by Parent or any of its Subsidiaries is listed or proposed for listing on the NPL, or on any similar foreign, provincial, state or local list of sites requiring investigation or clean-up and (ii) neither Parent nor any of its Subsidiaries has released a material amount of Hazardous Materials to any site or facility now or previously owned, operated or leased by Parent or any of its Subsidiaries (or to any neighboring site or facility).

      (d) Except as described in Section 4.15(d) of the Parent Disclosure Letter, (i) no Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Parent or any of its Subsidiaries, other than any such site or facility not individually or in the aggregate material to Parent and its Subsidiaries taken as a whole, (ii) no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of Parent, is in process that could subject any such site or facility to such Liens, (iii) neither Parent nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located and (iv) Parent is not aware of any facts that would require Parent or any of its Subsidiaries to place such a notice or restriction in any such deed in the future.

      (e) Except as disclosed in Section 4.15(e) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location that is listed on the NPL, listed for possible inclusion on the NPL by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System, as provided for by CERCLIS, or on any similar state, local or foreign list or that is the subject of Federal, state, local or foreign enforcement actions or other investigations that could reasonably be expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

      (f) Except as disclosed in Section 4.15(f) of the Parent Disclosure Letter, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, Parent or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by Parent or any of its Subsidiaries.

      4.16 Intellectual Property Rights. Parent and its Subsidiaries have all right, title and interest in, or a valid and binding license or right to use, all Intellectual Property individually or in the aggregate material to the conduct of the businesses of Parent and its Subsidiaries taken as a whole (the "Parent Intellectual Property"). All Industrial Property included in the Parent Intellectual Property has been and currently remains duly registered with, filed in or issued by the appropriate Governmental or Regulatory Authority. Except as disclosed in Section 4.16 of the Parent Disclosure Letter, (i) Parent or a Subsidiary of Parent has the sole and exclusive right to use all of the Parent Intellectual Property, except for pending applications for any Industrial Property included within the Parent Intellectual Property; (ii) all Parent Intellectual Property is valid and subsisting and free and clear of any Liens, and none of Parent Intellectual Property is subject to any outstanding order or Contract restricting the scope of the use thereof; and (iii) there are no claims or demands of any other person pertaining to the Parent Intellectual Property or any license with respect thereto, and no actions or proceedings, judicial or administrative or otherwise, have been instituted, are pending or to the knowledge of Parent are threatened which challenge or affect the rights of Parent or any of its Subsidiaries in respect thereof. Neither Parent nor any Subsidiary of Parent is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Parent Intellectual Property, such Parent Intellectual Property is not being infringed by any third party, and neither Parent nor any Subsidiary of Parent is infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole.

      4.17 Vote Required. Assuming the accuracy of the representation and warranty contained in Section 3.20, the affirmative vote of the holders of record of a majority of the outstanding shares of Parent Common Stock with respect to the adoption of the Parent Amendment and the Plan Amendment and the affirmative vote of a majority of the votes cast by the holders of record of shares of Parent Common Stock with respect to the approval of the issuance of Parent Common Stock in connection with the Merger are the only votes of the holders of any class or series of the capital stock of Parent required to approve the Merger and the other transactions contemplated hereby.

      4.18 Opinion of Financial Advisor. Parent has received the opinion of Jefferies & Company, Inc., dated the date hereof, to the effect that, as of the date hereof, the consideration to be paid pursuant to the Merger Agreement by Parent is fair, from a financial point of view, to the stockholders of Parent, and a true and complete copy of such opinion has been delivered to the Company prior to the execution of this Agreement.

      4.19 Parent Rights Agreement. As of the date hereof and after giving effect to the execution and delivery of this Agreement, each Parent Right is represented by the certificate representing the associated share of Parent Common Stock and is not exercisable or transferable apart from the associated share of Parent Common Stock, and the consummation of the transactions contemplated by this Agreement and the Stockholder Agreement will not result in a "Stock Acquisition Date", a "Flip-In Event" or a "Separation Date" (as defined in the Parent Rights Agreement), and Parent has taken all necessary actions so that neither BIL nor any affiliate of BIL will be deemed an "Acquiring Person" (as defined in the Parent Rights Agreement) as a result of its ownership or acquisition of shares of Parent Common Stock or Parent Preferred Stock pursuant to transactions contemplated by this Agreement or the Stockholder Agreement.

      4.20 Ownership of Company Common Stock. Except as disclosed in Section
4.20 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries or other affiliates beneficially owns any shares of Company Common Stock.

      4.21 Section 203 of the DGCL Not Applicable. Parent's Board of Directors has taken all necessary actions so that the provisions of Section 203(a) of the DGCL will not apply to this Agreement, the Merger, the Stockholder Agreement and the other transactions contemplated hereby or thereby, and has approved BIL becoming an "interested stockholder" within the meaning of such section.

                                    ARTICLE V

                                    COVENANTS

      5.01 Covenants of the Company and Parent. At all times from and after the date hereof until the Effective Time (or earlier termination hereof), the Company and Parent each covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Stockholder Agreement, or to the extent that the other party shall otherwise previously consent in writing):

      (a) Ordinary Course. (i) In the case of the Company, the Company and each of its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any of such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

            (ii) Without limiting the generality of the immediately preceding paragraph, (x) the Company and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them, to make all required payments under the Company Benefit Plans and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and (y) the Company shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement:

                  (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

                  (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, restructuring, recapitalization or other similar reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                  (C) issue, deliver or sell, or authorize or propose the
            issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (x) the issuance of Company Common Stock pursuant to Options outstanding on the date of this Agreement in accordance with their present terms, and (y) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation), or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

                  (D) acquire (by merging or consolidating with, or by
            purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of its business consistent with past practice which are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

                  (E) other than in the ordinary course of its business
            consistent with past practice, sell, lease, grant any security interest in or otherwise dispose of or encumber any material amount of its assets or properties;

                  (F) except to the extent required by applicable law,
            regulation or GAAP, (x) permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice or policy or
            (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

                  (G) (x) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness other than HSBC Indebtedness and BIL Debt and such other additional indebtedness in an aggregate amount not to exceed $1 million; provided that after giving effect to the incurrence of such additional indebtedness, the net worth of the Company as of the Effective Time is equal to or greater than the net worth of the Company as of June 30, 1996 as set forth in the Company's Form 10-Q for the period ended June 30, 1996; provided further that such additional indebtedness is incurred solely in the ordinary course of the Company's business and used solely for the purchase of working capital assets; and provided further that for purposes of calculating the net worth of the Company as of the Effective Time,
            the following items shall not be given any effect:   (I) any
            transactions contemplated or required pursuant to this Agreement, including but not limited to, contributions to capital, contributions of debt and the discharge of the HSBC Indebtedness and BIL Debt, unless such transactions were previously given effect to as of June 30, 1996, and (II) extraordinary accounting reserves taken by the Company, provided that any such reserves not required by GAAP shall be subject to Parent's prior consent, which shall not be unreasonably withheld; or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

                  (H) except as may be required by applicable law, enter into, adopt, amend in any material respect or terminate any Company Employee Benefit Plan or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, or, except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and its Subsidiaries taken as a whole, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement in effect as of the date hereof;

                  (I) enter into any Contract or amend or modify any existing
            Contract, or engage in any new transaction outside the ordinary course of business consistent with past practice or not on an arm's length basis, with any affiliate of the Company or any of its Subsidiaries;

                  (J) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets;

                  (K) make any change in the lines of business in which it
            participates or is engaged; or

                  (L) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

      (b) Ordinary Course. (i) In the case of Parent, except for the transactions listed in Section 5.01(b) of the Parent Disclosure Letter and any additional credit facilities (whether secured or unsecured) entered into by Parent or any of its Subsidiaries, Parent and each of its Subsidiaries shall conduct their respective businesses only in, and neither Parent nor any of such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

            (ii) Without limiting the generality of the immediately preceding paragraph, (x) Parent and its Subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, and (y) Parent shall not, nor shall it permit any of its Subsidiaries to, except as otherwise expressly provided for in this Agreement:

                  (A) except for the Parent Amendment, amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

                  (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, except for the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, restructuring, recapitalization or other similar reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

                  (C) issue, deliver or sell, or authorize or propose the
            issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (v) the issuance of Parent Common Stock pursuant to options outstanding on the date of this Agreement under the Parent Option Plans and in accordance with their present terms, (w) the issuance of options pursuant to the Parent Option Plans in each case in accordance with their present terms and the issuance of shares of Parent Common Stock upon exercise of such options, (x) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation, (y) the issuance of Parent Rights and reservation of Parent Series A Preferred Stock pursuant to the Parent Rights Agreement in accordance with the terms thereof, or modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto and (z) the issuance of Parent Common Stock or Parent Preferred Stock or Options with respect thereto in connection with a transaction involving the acquisition of assets or a business of any person); or

                  (D) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

      (c) Advice of Changes. Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company or Parent, as the case may be, and its Subsidiaries taken as a whole or on the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

      (d) Notice and Cure. Each of Parent, BIL and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such party, that causes or will cause any covenant or agreement of Parent, BIL or the Company, as the case may be, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Parent, BIL or the Company, as the case may be, contained in this Agreement. Each of Parent, BIL and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent, BIL or the Company, as the case may be. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein, except to the extent any such violation or breach is cured.

      (e) Fulfillment of Conditions. Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.

      5.02 No Solicitations. Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall use its best efforts to cause their respective Representatives (as defined in Section 9.11) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole or any outstanding shares of Company Common Stock or shares of the capital stock of any Subsidiary of the Company (any such proposal or offer being hereinafter referred to as an "Alternative Proposal"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or enter into any agreements, arrangements or understandings, whether written or oral, with, any person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement), or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it or any of such persons.

      5.03 Conduct of Business of Sub. Prior to the Effective Time (or earlier termination hereof), except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any liabilities or obligations other than those incurred in connection with the Merger, (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

      5.04 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time (or earlier termination hereof), neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

      5.05 Purchases of Common Stock of the Other Party. During the period from the date hereof through the Effective Time (or earlier termination hereof), neither Parent nor any of its Subsidiaries or other affiliates will purchase any shares of Company Common Stock, and neither the Company nor any of its Subsidiaries or other affiliates will purchase any shares of Parent Common Stock.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

      6.01 Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its


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

Subsidiaries to, throughout the period from the date hereof to the Effective Time (or earlier termination hereof), (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or Parent, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Employee Benefit Plans or Parent Employee Benefit Plans, as the case may be, and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 6.01 that constitutes "Evaluation Material" (as such term is defined in the letter agreement dated as of June 17, 1996 between the Company, BIL and Parent (the "Confidentiality Agreement")) shall be governed by the terms of the Confidentiality Agreement.

      6.02 Preparation of Registration Statement and Proxy Statement. The Company and Parent shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Proxy Statement and Parent shall prepare and file with the SEC as soon as reasonably practicable after the date hereof the Registration Statement, in which the Proxy Statement will be included as the prospectus. Parent and the Company shall use their respective best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent shall also take any action (other than qualifying as a foreign corporation or taking any action which would subject it to service of process in any jurisdiction where Parent is not now so qualified or subject) required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent securities pursuant to this Agreement, upon conversion of or as a dividend on the Parent Series B Preferred Stock and the Parent Series C Preferred Stock, and under the Company Option Plans after the Merger as contemplated by Section 6.08. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Registration Statement, Parent shall prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable.


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

Parent, Sub and the Company shall cooperate with each other in the preparation of the Registration Statement and the Proxy Statement and any amendment or supplement thereto, and each shall notify the other of the receipt of any comments of the SEC with respect to the Registration Statement or the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information, and shall provide to the other promptly copies of all correspondence between Parent or the Company, as the case may be, or any of its Representatives with respect to the Registration Statement or the Proxy Statement. Parent shall give the Company and its counsel the opportunity to review the Registration Statement and all responses to requests for additional information by and replies to comments of the SEC before their being filed with, or sent to, the SEC. Each of the Company, Parent and Sub agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause (x) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (y) the Proxy Statement to be mailed to the stockholders of the Company and the Parent entitled to vote at the stockholders' meetings described in Section 6.03 at the earliest practicable time.

      6.03 Approval of Stockholders. (a) Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as reasonably practicable after the date hereof (the "Parent Stockholders' Meeting") for the purpose of voting on (i) the adoption of the amendments to Parent's Certificate of Incorporation set forth on Exhibit D hereto (the "Parent Amendment"), (ii) the issuance of Parent securities pursuant to this Agreement, upon conversion or as a dividend on the Parent Series B Preferred Stock and the Parent Series C Preferred Stock and under the Company Option Plans after the Merger as contemplated by Section 6.08 and (iii) the adoption of an amendment (the "Plan Amendment") to increase the number of shares of Parent Common Stock that may be issued under the Parent Incentive Program by 900,000 (the "Parent Stockholders' Approval"). Subject to the exercise of fiduciary obligations under applicable law as advised in writing by outside counsel (a copy of which will be provided promptly to the Company), Parent shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of Parent that the stockholders of Parent adopt the Parent Amendment and the Plan Amendment and approve such issuances of Parent securities, and shall use its best efforts to obtain such adoption and approval.

      (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its stockholders to be held simultaneously with the Parent Stockholders' Meeting (the "Company Stockholders' Meeting" and, together with the Parent Stockholders' Meeting, the

"Stockholders' Meetings") for the purpose of voting on the adoption of this Agreement (the "Company Stockholders' Approval"). Subject to the exercise of fiduciary obligations under applicable law as advised in writing by outside counsel (a copy of which will be provided promptly to Parent), the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement, and shall use its best efforts to obtain such adoption.

      6.04 Company Affiliates. At least thirty (30) days prior to the Closing Date, the Company shall deliver a letter to Parent identifying all persons who, at the time of the Company Stockholders' Meeting, may, in the Company's reasonable judgment, be deemed to be "affiliates" (as such term is used in Rule 145 under the Securities Act) of the Company ("Company Affiliates"). The Company shall use its best efforts to cause each Company Affiliate to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form and to the effect of Exhibit E hereto (an "Affiliate Agreement"). Parent shall be entitled to place legends as specified in such Affiliate Agreements on the certificates evidencing any Parent Common Stock to be received by such Company Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Agreements.

      6.05 Stock Exchange Listing. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement, upon conversion of or as a dividend on the Parent Series B Preferred Stock and the Parent Series C Preferred Stock and under the Company Option Plans after the Merger as contemplated by Section 6.08 to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

      6.06 PBGC Waiver Payments. The Company shall fully pay and satisfy all payments scheduled to be made to the PBGC prior to the Closing Date arising out of the PBGC Waiver.

      6.07 Regulatory and Other Approvals. (a) Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections
6.02 and 6.03, each of the Company and Parent will proceed diligently and in good faith to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties will (x) take promptly all actions necessary to make the filings required of Parent and the Company or their affiliates under the HSR Act, (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general.

      6.08 Company Option Plans. The Company will use its best efforts to cause each holder of an option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Option Plans outstanding at the Effective Time, whether vested or unvested, to enter into an agreement with the Company and Parent providing that, at the Effective Time, each Company Stock Option held by such holder will be cancelled and, in exchange therefor, Parent will issue to such holder a new option under the Parent Incentive Program to purchase a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Company Common Stock issuable upon exercise of the Company Stock Option immediately prior to the Effective Time and (ii) the Conversion Number, and having an option exercise price per share of Parent Common Stock equal to the Sales Price on the Trading Day immediately prior to the Effective Time.

      6.09 Expenses. Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

      6.10 Brokers or Finders. Each of Parent and BIL represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Vector Securities International, Inc., whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and Jefferies & Company, Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm (a true and complete copy of which has been delivered by Parent to the Company prior to the execution of this Agreement), and each of Parent and BIL shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

      6.11 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

      6.12 Conveyance Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

      6.13 [Intentionally Left Blank].

      6.14 Related Party Contracts and Transactions. Except as contemplated by this Agreement and the transactions contemplated hereby and except as set forth in Section 6.14 of the Company Disclosure Letter, any and all contracts and transactions between the Company or any of its Subsidiaries, on the one hand, and BIL or any of its other affiliates, on the other hand, shall be canceled by the Closing Date (at no expense to the Company or its Subsidiaries) such that the Company and its Subsidiaries will have no rights to any assets or properties of BIL or any of its other affiliates or obligations whatsoever with respect to such contracts and transactions, and BIL and its other affiliates will have no rights to any assets or properties of the Company or any of its Subsidiaries or obligations whatsoever with respect to such contracts or transactions.

      6.15 Benefit Arrangements. For a period of one year from and after the Effective Time or until such employee benefit plans or arrangements are integrated with the Parent's employee benefit plans and arrangements, whichever is earlier, Parent shall, or shall cause the Surviving Corporation to, provide employee benefit plans and arrangements for the benefit of the employees of the Surviving Corporation and its Subsidiaries that are reasonably comparable in the aggregate to the employee benefit plans and arrangements of the Company and its Subsidiaries currently in effect, except for such changes as are necessary to comply with, or respond to, changes in applicable laws.

      6.16 Indemnification of Directors and Officers. (a) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required under the DGCL (and shall also advance expenses as incurred to the fullest extent permitted under the DGCL, provided that the person to whom expenses are advanced provides the undertaking to repay such advances contemplated by Section 145(e) of the DGCL); Parent hereby guarantees the performance by the Surviving Corporation of its obligations under this Section 6.16(a) with respect to any Claim (as hereinafter defined) with respect to the transactions contemplated by this Agreement, provided such Indemnified Party and its affiliates is not a party benefited by the Claim indemnified. Parent and Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any claim, action, suit, proceeding or investigation (a "Claim") existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation or By-Laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger, and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the disposition of any such Claim.

      (b) Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time) after the Effective Time (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such Claim, shall notify the Surviving Corporation (but the failure to so notify the Surviving Corporation shall not relieve it from any liability which it may have under this Section except to the extent the Surviving Corporation is irreparably harmed thereby), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one firm to represent them


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

with respect to such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

      (c) The Surviving Corporation shall use its best efforts to cause to be maintained in effect for not less than two years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, that (i) the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions which are substantially the same for the Indemnified Parties to the extent reasonably available and (ii) in no event shall the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum more than 120% in excess of the aggregate premiums currently payable by the Company and its Subsidiaries for such purpose.

      (d) This Section is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

      6.17 Contributed Shares and Debt. At all times from and after the date hereof until the Effective Time, BIL will not contribute to the capital of the Company, or otherwise transfer or dispose of, any BIL Debt or shares of Company Preferred Stock held by BIL on the date hereof, except as contemplated by the next succeeding sentence. Immediately prior to the Closing, BIL shall contribute to the capital of the Company, first, any Contributed Shares and, second, any Contributed Debt to the extent required by Section 2.02(b)(iii).

      6.18 Excess HSBC Indebtedness. BIL will make such payments to HSBC as shall be necessary to cause the HSBC Debt Payment not to exceed $25 million on and as of the Closing Date.

      6.19 Mexican Subsidiary. Prior to the Effective Time, the Company shall purchase all shares of capital stock of Everest & Jennings de Mexico, S.A. de C.V. (the "Mexican Subsidiary") owned by any person other than the Company or a wholly-owned Subsidiary of the Company, on the terms set forth in Section 3.06 of the Company Disclosure Letter.

                                   ARTICLE VII

                                   CONDITIONS

      7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect


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

the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

      (a) Stockholder Approval. This Agreement shall have been adopted by the requisite vote of the stockholders of the Company under the DGCL. The stockholders of Parent shall have adopted the Parent Amendment and the Plan Amendment and approved the issuance of Parent securities pursuant to this Agreement, upon conversion of or as a dividend on the Parent Series B Preferred Stock and the Parent Series C Preferred Stock and under the Company Option Plans after the Merger as contemplated by Section 6.08, in each case by the requisite vote under applicable law or under the applicable regulations of any national securities exchange, as the case may be.

      (b) Registration Statement; State Securities Laws. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. Parent shall have received all state securities or "blue sky" permits and other authorizations necessary to issue Parent Common Stock in the Merger, upon conversion of or as a dividend on the Parent Series B Preferred Stock and the Parent Series C Preferred Stock and under the Company Option Plans after the Merger as contemplated by Section 6.08.

      (c) Canadian Securities Laws. Parent shall have received all consents, orders or approvals required from applicable Governmental or Regulatory Authorities under the Securities Act (Ontario) or other applicable Canadian securities laws, or there shall be a statutory exemption under the Securities Act (Ontario) or other applicable Canadian securities laws permitting the issuance to Canadian residents of Parent Common Stock pursuant to this Agreement, upon conversion of or as a dividend on the Parent Series B Preferred Stock and the Parent Series C Preferred Stock and under the Company Option Plans after the Merger as contemplated by Section 6.08.

      (d) Exchange Listing. The shares of Parent Common Stock issuable pursuant to this Agreement, upon conversion of or as a dividend on the Parent Series B Preferred Stock and the Parent Series C Preferred Stock and under the Company Option Plans after the Merger as contemplated by Section 6.08 shall have been authorized for listing on the NYSE, upon official notice of issuance.

      (e) HSR Act. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

      (f) No Injunctions or Restraints. No court of competent jurisdiction or other competent Governmental or


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

Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

      (g) Governmental and Regulatory and Other Consents and Approvals. Other than the filing provided for by Section 1.02, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on Parent and its Subsidiaries or the Surviving Corporation and its Subsidiaries, in each case taken as a whole, or on the ability of Parent or the Company to consummate the transactions contemplated hereby shall have been obtained, all in form and substance reasonably satisfactory to Parent and the Company.

      (h) Litigation. There shall not be pending on the Closing Date any action, suit or proceeding challenging the legality of or threatening the consummation of, or otherwise arising out of this Agreement or any of the transactions contemplated hereby or seeking an injunction in order to prevent the consummation of the transactions contemplated hereby, other than litigation pending on the date hereof.

      7.02 Conditions to Obligation of Parent and Sub to Effect the Merger. The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

      (a) Representations and Warranties. The representations and warranties made by the Company and BIL in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and the Company and BIL shall each have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company and BIL by any authorized officer, respectively, to such effect.

      (b) Performance of Obligations. The Company and BIL shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company and BIL at or prior to the Closing, and the Company and BIL shall each have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company and BIL by any authorized officer, respectively, to such effect.

      (c) Stockholder Agreement. The Stockholder Agreement shall remain in full force and effect, and BIL shall have performed and complied with, in all material respects, each agreement, covenant and obligation of BIL contained in the


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

Stockholder Agreement to be so performed or complied with by BIL prior to the Closing.

      (d) Dissenting Shares. The aggregate number of Dissenting Shares shall not exceed 5% of the total number of shares of Company Common Stock outstanding on the Closing Date.

      (e) PBGC Consent. The PBGC shall have issued any required consents to the consummation of the Merger and the other transactions contemplated hereby, all in form and substance reasonably satisfactory to Parent.

      (f) Real Property Title Searches. Parent shall have received reports of title searches with respect to the real property on which the manufacturing facilities of the Company and its Subsidiaries in Mexico and Canada are located, demonstrating to the reasonable satisfaction of Parent that the Company and its Subsidiaries have good and marketable fee simple title to each parcel of real property owned by it, free and clear of all Liens other than any Lien identified in Section 7.02(f) of the Company Disclosure Letter or any minor imperfection of title or similar Lien which, individually or in the aggregate with other such Liens, does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the business of the Company or any of its Subsidiaries.

      (g) HSBC Debt Payment. The HSBC Debt Payment shall not exceed $25 million and, upon Parent's application of the proceeds from the issuance of Parent Common Stock in accordance with Section 2.02(b)(ii), HSBC shall have issued releases in form and substance reasonably satisfactory to Parent evidencing full and complete discharge of the HSBC Indebtedness and the release by HSBC of any and all security interests, guarantees and other Liens granted by the Company or any of its Subsidiaries in respect of the HSBC Indebtedness.

      (h) Mexican and Canadian Subsidiaries. Parent shall have received evidence satisfactory to Parent that the Company beneficially owns, directly or through wholly-owned Subsidiaries,


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

100% of the capital stock of each of the Mexican Subsidiary and Everest & Jennings Canadian Limited.

      (i) Product Liability Insurance. Parent shall have obtained a product liability insurance policy in form and substance satisfactory to Parent providing for reimbursement of all losses, judgments or amounts paid in settlement, damages, liabilities, deficiencies, costs and expenses incurred by the Company or any of its Subsidiaries arising out of or incident to any claim relating to products manufactured or sold by the Company or any of its Subsidiaries prior to the Effective Time, which policy shall be in full force and effect, and shall have received reimbursement from BIL for up to $400,000 of the costs incurred by Parent in obtaining such policy.

      (j) Proceedings. All proceedings to be taken on the part of the Company and BIL in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

      (a) Representations and Warranties. The representations and warranties made by Parent and Sub in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by any authorized officer and in the name and on behalf of Sub by any authorized officer, to such effect.

      (b) Performance of Obligations. Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by any authorized officer and in the name and on behalf of Sub by any authorized officer, to such effect.

      (c) Indebtedness and Guarantees. BIL shall have received an instrument in form and substance reasonably satisfactory to BIL evidencing HSBC's release of BIL from all guarantees of the HSBC Indebtedness, the HSBC letter of credit facility described in the Company SEC Reports and all letters of credit issued to secure obligations of the Company and its Subsidiaries.

      (d) Proceedings. All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      8.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Stockholders' Approval:

      (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

      (b) By either the Company or Parent upon notification to the non-terminating party by the terminating party:

            (i) at any time after December 31, 1996 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party;

            (ii) if the Company Stockholders' Approval or the Parent Stockholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such stockholders, or any adjournment thereof, called therefor; or

            (iii) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable;

      (c) By Parent, if there has been a material breach of any representation, warranty, covenant or agreement on the part of the Company or BIL set forth in this Agreement or (in the case of BIL) the Stockholder Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following the receipt by the Company or BIL, as the case may be, of notice of such breach from Parent; or

      (d) By the Company or BIL, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following the receipt by Parent of notice of such breach from the Company or BIL.

      8.02 Effect of Termination. (a) If this Agreement is validly terminated by either the Company, BIL or Parent pursuant to Section 8.01, this Agreement, including, without limitation, the provisions of Section 5.02, will forthwith become null and void and there will be no liability or obligation on the part of either the Company, Parent or BIL (or any of their respective Representatives or affiliates), except that (i) the provisions of Sections 6.09 and 6.10 and this
Section 8.02 and of the Confidentiality Agreement will continue to apply following any such termination and (ii) nothing contained herein shall relieve any party hereto from liability for wilful breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the Stockholder Agreement.

      8.03 Amendment. This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders' Approval or the Parent Stockholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

      8.04 Waiver. At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions of the other parties hereto contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.08, 6.09, 6.10, 6.11, 6.12, 6.15 and 6.16, in this Article IX and in the agreements of the "affiliates" of the Company delivered pursuant to Section 6.04, which shall survive the Effective Time.

      9.02 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

      If to Parent or Sub, to:

            Graham-Field Health Products, Inc.
            400 Rabro Drive East
            Hauppauge, New York  11788
            Facsimile No.:  (516) 582-5608
            Attn:  Richard S. Kolodny, Esq.

      with a copy to:

            Milbank, Tweed, Hadley & McCloy
            One Chase Manhattan Plaza
            New York, New York  10005
            Facsimile No.:  (212) 530-5219
            Attn:  Robert S. Reder, Esq.

      If to the Company, to:

            Everest & Jennings International, Ltd.
            4203 Earth City Expressway
            Earth City, Missouri  63045
            Facsimile No.:  (314) 512-7225
            Attn:  Bevil J. Hogg

      with a copy to:

            Bryan Cave LLP
            One Metropolitan Square
            211 North Broadway
            Suite 3600
            St. Louis, Missouri  63102
            Facsimile No.:  (314) 259-2020
            Attn:  John P. Denneen, Esq.

      If to BIL, to:

            BIL (Far East Holdings) Limited
            c/o Brierley Investments Limited
            10 Eastcheap, 3rd Floor
            London EC 3M 1AJ
            United Kingdom
            Facsimile No.:  011-44-171-369-9112
            Attn:  Rodney F. Price, Chairman

      with a copy to:

            Brierley Investments Limited
            22-24 Victoria Street
            Level 6, Colonial Building
            Wellington, New Zealand
            Facsimile No.:  011-644-473-1631
            Attn:  Mark Horton, Corporate Secretary

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

      9.03 Entire Agreement; Incorporation of Exhibits. (a) This Agreement supersedes the Memorandum of Agreement dated June 17, 1996 and the Term Sheet dated as of August 13, 1996 by and among BIL, the Company and Parent, and all prior discussions and other written or oral agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the Stockholder Agreement, the Registration Rights Agreement and the other instruments contemplated hereby, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

      (b) The Company Disclosure Letter, the Parent Disclosure Letter and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

      9.04 Public Announcements. Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

      9.05 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

      9.06 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns.

      9.07 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

      9.08 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

      9.09 Governing Law. Except to the extent that the DGCL is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

      9.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.11 Certain Definitions. As used in this Agreement:

      (a) except as provided in Section 6.04, the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

      (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

      (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the States of New York or Missouri are authorized or obligated to close;

      (d) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

      (e) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

      (f) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives; and

      (g) the term "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

      9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.



Attest:                                       GRAHAM-FIELD HEALTH PRODUCTS, INC.



/s/ Richard Kolodny                          By: /s/ Irwin Selinger
- -------------------------                        ------------------------------
      Secretary                                  Name:  Irwin Selinger
                                                 Title: Chairman and Chief
                                                          Executive Officer


Attest:                                       E&J ACQUISITION CORP.


/s/ Richard Kolodny
_________________________                     By: /s/ Irwin Selinger
     Secretary                                    -----------------------------
                                                  Name:  Irwin Selinger
                                                  Title: Chairman and Chief
                                                          Executive Officer


Attest:                                       EVEREST & JENNINGS INTERNATIONAL
                                                LTD.



TWC                                           By: /s/ Bevil Hogg
- -------------------------                         ------------------------------
Secretary                                         Name:  Bevil Hogg
                                                  Title: Chief Executive Officer



Attest:                                       BIL (FAR EAST HOLDINGS) LIMITED


                                              By: /s/ Rodney Price
_____________________                             ____________________________
      Secretary                                   Name:  Rodney Price
                                                  Title: Director

                                                                       EXHIBIT A

                           CERTIFICATE OF DESIGNATIONS

                                       of

                 SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       of

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

          ------------------------------------------------------------
                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
          ------------------------------------------------------------

            GRAHAM-FIELD HEALTH PRODUCTS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series B Cumulative Convertible Preferred Stock has been duly adopted by the Board of Directors of the Corporation:

            RESOLVED, that a series of the class of authorized Preferred Stock, par value $.01 per share, of the Corporation (the "Preferred Stock") be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions of such series, are as follows:

            Section 1. Designation and Amount.

            The shares of such series shall be designated as the "Series B Cumulative Convertible Preferred Stock" (the "Series B Preferred Stock") and the number of shares initially constituting such series shall be ______, which number may be decreased (but not increased) by the Board of Directors of the Corporation (the "Board of Directors") without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series B Preferred Stock.

The stated value per share (the "Stated Value") of the Series B Preferred Stock shall be $10,000.

            Section 2. Definitions.

            Capitalized terms used herein shall have the meanings set forth in this Section 2:

            "Average Market Price per share of Common Stock", with respect to any Measuring Period, shall be the average of the Closing Prices per share of Common Stock for such Measuring Period; provided, that the Average Market Price per share of Common Stock shall in no event exceed the Maximum Conversion Price.

            "Board of Directors" has the meaning ascribed to such term in
Section 1.

            "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "Certificate of Incorporation" means the Certificate of Incorporation of the Corporation, as it may be amended or restated from time to time.

            "Closing Price per share of Common Stock" on any date shall be the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, of the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. (the "NYSE") or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price on such date or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such date, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices on such date as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Closing Price per share of Common Stock" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors.

            "Common Stock" means the common stock, par value $.025 per share, of the Corporation.

            "Conversion Price" shall be either (i) the Average Market Price per share of Common Stock in the event of a Corporation Optional Conversion, (ii) the Optional Conversion Price in the event of a Stockholder Optional Conversion, or (iii) the Minimum Conversion Price in the event of a Mandatory Conversion, as the case may be.

            "Corporation Optional Conversion" has the meaning ascribed to such term in Section 7.

            "Current Market Price per share of Common Stock" on any date shall be the average of the Closing Prices per share of Common Stock for the twenty
(20) consecutive Trading Days commencing thirty (30) Trading Days immediately prior to such date.

            "DGCL" means the General Corporation Law of the State of Delaware.

            "Dividend Rate" means an annual rate of $150.00 per share of Series B Preferred Stock.

            "Employee Benefit Plans" means any employee benefit plan or arrangement of the Corporation or any of its Subsidiaries approved by the Board of Directors or its Executive Committee.

            "Fair Market Value" means an amount determined in good faith by the Board of Directors and certified in a resolution sent to all holders of shares of Series B Preferred Stock.

            "Issue Date" means the date on which the merger of Sub with and into E&J becomes effective pursuant to the Merger Agreement.

            "Junior Stock" means the Common Stock, the Series A Preferred Stock and any other stock of the Corporation ranking junior to the Series B Preferred Stock with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise.

            "Liquidation Preference" has the meaning ascribed to such term in
Section 6(a).

            "Mandatory Conversion" has the meaning ascribed to such term in
Section 7.

            "Maximum Conversion Price" shall be $20.00 on the Issue Date, as adjusted from time to time pursuant to Section 7.

            "Measuring Period" means any period of ten (10) consecutive Trading Days ending on any day on or prior to the fifth anniversary of the Issue Date.

            "Minimum Conversion Price" shall be $15.50 on the Issue Date, as adjusted from time to time pursuant to Section 7.

            "Merger Agreement" means the Agreement and Plan of Merger dated as of September 3, 1996 by and among the Corporation, E&J Acquisition Corp., a Delaware corporation wholly-owned by the Corporation ("Sub"), BIL (Far East Holdings) Limited, a Hong Kong corporation, and Everest & Jennings International Ltd., a Delaware corporation ("E&J").

            "Optional Conversion Price" means either (i) the Maximum Conversion Price or (ii) at any time at which dividends payable on shares of Series B Preferred Stock pursuant to paragraph (a) of Section 3 shall have been in arrears and not paid in full (in cash or by delivery of shares of Common Stock as permitted by such paragraph) on two (2) previous Quarterly Dividend Payment Dates, until all accrued and unpaid dividends payable pursuant to paragraph (a) of Section 3 shall have been paid in full, the Minimum Conversion Price.

            "Parity Stock" means any stock of the Corporation ranking on a parity with the Series B Preferred Stock either with respect to the payment of dividends or the distribution of assets, whether upon liquidation or otherwise, including, without limitation, the Series C Preferred Stock.

            "Person" means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity.

            "Preferred Stock" means the preferred stock, par value $.01 per share, of the Corporation.

            "Quarterly Dividend Payment Date" has the meaning ascribed to such term in paragraph (a) of Section 3.

            "Quarterly Dividend Period" has the meaning ascribed to such term in paragraph (a) of Section 3.

            "Rights" means any rights to purchase Junior Stock issued pursuant to any Rights Agreement.

            "Rights Agreement" means the Rights Agreement dated as of September 3, 1996 between the Corporation and American Stock Transfer & Trust Company, as Rights Agent, as it may be amended from time to time (the "Current Rights Agreement"), and any similar rights agreement that may hereafter be adopted by the Corporation.

            "Series A Preferred Stock" means the Preferred Stock designated as the Series A Participating Preferred Stock.

            "Series B Preferred Stock" has the meaning ascribed to such term in
Section 1.

            "Series C Preferred Stock" means the Preferred Stock designated as the Series C Cumulative Convertible Preferred Stock.

            "Stated Value" has the meaning ascribed to such term in Section 1.

            "Stockholder Optional Conversion" has the meaning ascribed to such term in Section 7.

            "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

            "Trading Day" means a day on which the NYSE or any other national securities exchange on which the Common Stock is then listed is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any Business Day.

            "Trigger Price" has the meaning ascribed to such term in subparagraph (ii) of paragraph (b) of Section 7.

            Section 3. Dividends and Distributions.

            (a) The holders of shares of Series B Preferred Stock, in preference to the holders of shares of Common Stock, Series A Preferred Stock and any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends, cumulative dividends payable in cash at the annual Dividend Rate per share, except that the Corporation may at its option pay any such dividend in whole or in part in fully paid and nonassessable full shares of Common Stock, valued at the average Closing Price per share of Common Stock for the thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the relevant Quarterly Dividend Payment Date. Dividends shall be payable on the last day of March, June, September and December (or if any of such days is not a Business Day, the Business Day next preceding such day) in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), in respect of the quarterly period ending on such day (each such calendar quarter being referred to herein as a "Quarterly Dividend Period") to the holders of record of the shares of Series B Preferred Stock outstanding on such Quarterly Dividend Payment Date, so long as shares of Series B Preferred Stock are outstanding; provided that the first Quarterly Dividend Payment Date shall be the last day of the first full Quarterly Dividend Period following the Issue Date in respect of the period from the Issue Date through such day.

            (b) Dividends payable pursuant to paragraph (a) of this Section 3 shall begin to accrue and be cumulative from the Issue Date. The amount of dividends payable per share of Series B Preferred Stock on any Quarterly Dividend Payment Date shall be computed by dividing the Dividend Rate by four
(4); provided that with respect to the first Quarterly Dividend Payment Date, the amount of dividends payable per share of Series B Preferred Stock shall be computed by dividing the Dividend Rate by two (2) and multiplying the result by a fraction, the numerator of which is the number of days from the Issue Date to the last day of the applicable Quarterly Dividend Period and the denominator of which is one hundred eighty (180). The amount of dividends payable for any period shorter or longer than a full Quarterly Dividend Period, including the first Quarterly Dividend Period, shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series B Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all shares of Series B Preferred Stock at the time outstanding.

            (c) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spinoff) on the Junior Stock, other than (i) dividends payable on the Common Stock in cash in an aggregate amount in any fiscal year of the Corporation which, when declared, do not, together with all other cash dividends previously paid on the Common Stock in such fiscal year, exceed 100% of the total dividends payable in cash on the Series B Preferred Stock and any outstanding shares of Parity Stock during such fiscal year at the applicable dividend rate; or (ii) any dividend or distribution of shares of Junior Stock, then, and in each such case, the holders of shares of Series B Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series B Preferred Stock held, the same dividend or distribution received by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series B Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock.

            (d) The holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Section 3.

            (e) Unless all dividends on the outstanding shares of Series B Preferred Stock that shall have accrued and be payable as of any date shall have been paid in full, or declared and additional shares of Common Stock or funds, as appropriate, set apart for payment thereof, no dividend or other distribution shall be paid to holders of Junior Stock (other than dividends or distributions payable in shares of Junior Stock) and no shares of Junior Stock shall be purchased or redeemed by the Corporation.

            Section 4. Voting Rights.

            In addition to any voting rights provided elsewhere herein and in the Certificate of Incorporation, and any voting rights provided by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

            (a) Each share of Series B Preferred Stock shall be entitled to a number of votes equal to the result obtained (calculated to the nearest 1/10,000th of a vote) by dividing the Stated Value by the greater of (i) the average Closing Price per share of Common Stock for the thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the applicable record date for the taking of stockholder action or (ii) the Minimum Conversion Price. Except as otherwise provided by the Certificate of Incorporation, or by law, the shares of Series B Preferred Stock, the shares of Series C Preferred Stock and the shares of Common Stock (and any other shares of capital stock of the Corporation at the time entitled thereto) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (b) Except as provided in this Section 4 or in the Certificate of Incorporation, or as required by law, the holders of shares of Series B Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporate action.

            Section 5. Reacquired Shares.

            Any shares of Series B Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock.

            Section 6. Liquidation, Dissolution or Winding Up.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Stated Value plus all accrued and unpaid dividends thereon to the date of such payment ("Liquidation Preference"), and no distribution shall be made (i) to the holders of shares of Common Stock, Series A Preferred Stock or any other capital stock of the Corporation ranking junior to the Series B Preferred Stock upon liquidation, dissolution or winding up, unless, prior thereto, the holders of shares of Series B Preferred Stock shall have received an amount equal to the Liquidation Preference per share, or (ii) to the holders of shares of any capital stock of the Corporation (including the Series C Preferred Stock) ranking on a parity with the Series B Preferred Stock upon liquidation, dissolution or winding up, except distributions made ratably on the Series B Preferred Stock and all such other capital stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

            (b) In the event that the assets of the Corporation available for distribution to the holders of the Series B Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 6, such assets of the Corporation which are so available shall be allocated pro rata on a share-by-share basis among all shares of Series B Preferred Stock at the time outstanding.

            (c) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

            Section 7. Conversion.

            Any outstanding share of Series B Preferred Stock may, at the option of the holder thereof by delivery of the notice referred to in paragraph (e) of this Section 7 not later than the close of business on the fifth anniversary of the Issue Date, be converted at the Optional Conversion Price into shares of Common Stock, on the terms and conditions set forth in this Section 7 (a "Stockholder Optional Conversion"). In the event the Average Market Price per share of Common Stock for any Measuring Period equals or exceeds the Minimum Conversion Price, without any further action on the part of the holder thereof (a "Corporation Optional Conversion"), all, but not less than all, outstanding shares of Series B Preferred Stock may, at the option of the Corporation by delivery of the notice referred to in paragraph (d) of this Section 7 not later than the close of business on the fifth anniversary of the Issue Date, be converted at the Average Market Price per share of Common Stock for the applicable Measuring Period into shares of Common Stock, on the terms and conditions set forth in this Section 7. All outstanding shares of Series B Preferred Stock (other than shares as to which a notice of conversion pursuant to a Stockholder Optional Conversion or a Corporation Optional Conversion has been previously delivered) shall automatically be deemed to have been converted at the Minimum Conversion Price into shares of Common Stock, on the terms and conditions set forth in this Section 7, without any further action on the part of the holder thereof or the Corporation, on the day immediately following the fifth anniversary of the Issue Date (a "Mandatory Conversion").

            (a) Each share of Series B Preferred Stock converted in accordance with this Section 7 shall be converted in the manner hereinafter set forth into a number of fully-paid and nonassessable shares of Common Stock equal to the result obtained (calculated to the nearest 1/10,000th of a share) by dividing the Stated Value by the Conversion Price.

            (b) Each of the Minimum Conversion Price and the Maximum Conversion Price shall be adjusted from time to time as follows:

            (i) In case the Corporation shall at any time after the Issue Date declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case,

                  (A) each of the Minimum Conversion Price and the Maximum
            Conversion Price as in effect immediately prior to such event shall be adjusted by multiplying each such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event; and

                  (B) an adjustment made pursuant to this subparagraph (i) shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

            (ii) In case the Corporation shall issue shares of Common Stock (or rights, options or warrants to purchase or other securities convertible into or exchangeable for shares of Common Stock) at any time after the Issue Date without consideration or at a price per share less than the Current Market Price per share of Common Stock on the date of issuance of such shares (or the date of issuance of such rights, options, warrants or other convertible or exchangeable securities) (such Current Market Price shall hereinafter be referred to as the "Trigger Price"), other than (w) in a transaction to which subparagraph (ii) of paragraph (c) of Section 3 or subparagraph (i) of this paragraph (b) is applicable, (x) issuances of shares of Common Stock pursuant to rights or options granted under any Employee Benefit Plan, (y) upon conversion of or as a dividend on shares of Series B Preferred Stock or Series C Preferred Stock or (z) pursuant to the Rights, then, and in each such case

                  (A) each of the Minimum Conversion Price and the Maximum
            Conversion Price as in effect immediately prior to such issuance shall be adjusted by multiplying each such Conversion Price by a fraction, (I) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such event and (2) the number of shares of Common Stock which the aggregate consideration, if any, receivable by the Corporation for the total number of shares of Common Stock so issued (or issuable upon the exercise or conversion of any such rights, options, warrants or other convertible or exchangeable securities) would purchase at the Trigger Price, and (II) the denominator of which is the sum of
            (1) the number of shares of Common Stock outstanding immediately prior to such event and (2) the number of additional shares of Common Stock issued (or issuable upon the exercise or conversion of any such rights, options, warrants or other convertible or exchangeable securities); and

                  (B) such adjustment shall become effective immediately after the date of such issuance.

            For purposes of this subparagraph (ii), the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of rights, options or warrants to purchase or other securities convertible into or exchangeable for shares of Common Stock shall be deemed to be equal to the sum of the net offering price (without giving effect to deductions for underwriting discounts or commissions and expenses payable to third parties, if any) of all such securities plus the aggregate amount, if any, payable upon exercise of any such rights, options or warrants or conversion or exchange of any such convertible or exchangeable securities into or for shares of Common Stock.

            (iii) In case the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction to which subparagraph (i) or
      (ii) of this paragraph (b) or subparagraph (ii) of paragraph (c) of
      Section 3 applies) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Corporation is a party, exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series B Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which a share of Series B Preferred Stock is convertible immediately prior to the consummation of such transaction.

            (c) In case the Corporation shall be a party to a transaction described in subparagraph (iii) of paragraph (b) above, effective provision shall be made (in form and substance reasonably satisfactory to the holders of a majority of the then outstanding shares of Series B Preferred Stock), in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares, other securities or property or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series B Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series B Preferred Stock remaining outstanding or other convertible stock or securities received by the holders in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares, other securities or property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series B Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive, pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case shares, securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to Common Stock in paragraph (b) of this Section 7 shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities or property.

            (d) In order for the Corporation to convert shares of Series B Preferred Stock into shares of Common Stock pursuant to a Corporation Optional Conversion, the Corporation shall give written notice thereof not later than the tenth Business Day following the last day of the Measuring Period to each holder of shares of Series B Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation. Not later than the third Business Day following the day on which the Series B Preferred Stock shall have automatically been converted into shares of Common Stock pursuant to a Mandatory Conversion, the Corporation shall give written notice thereof to each holder of shares of Series B Preferred Stock so converted, at such holder's address as it appears on the transfer books of the Corporation. Failure to give such notice shall in no way effect the automatic conversion of each outstanding share of Series B Preferred Stock pursuant to a Mandatory Conversion.

            (e) Any holder of any shares of Series B Preferred Stock may (x) exercise such holder's right to convert such shares into shares of Common Stock pursuant to a Stockholder Optional Conversion or (y) exchange such holder's certificates representing Series B Preferred Stock for certificates representing the shares of Common Stock into which such shares of Series B Preferred Stock have been converted pursuant to either a Mandatory Conversion or a Corporation Optional Conversion, by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, the certificate or certificates representing the shares of Series B Preferred Stock to be converted or automatically converted, as the case may be, accompanied by a written notice stating, in the case of a Stockholder Optional Conversion, that such holder elects to convert all or a specified whole number of such shares in accordance with the provisions of this Section 7 and, in either case, specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series B Preferred Stock pursuant hereto. As promptly as practicable after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Preferred Stock so converted shall be entitled and (ii) in the case of a Stockholder Optional Conversion, if less than the full number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates are being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares converted.

            (f) Any Stockholder Optional Conversion shall be deemed to have been effected at the close of business on the date of giving of the notice by the holder of shares of Series B Preferred Stock of the exercise of such holder's conversion right and the surrender of the certificate or certificates representing the shares of Series B Preferred Stock to be converted. Any notice of a Stockholder Optional Conversion shall, with respect to the shares covered thereby, supersede any earlier notice given by the Corporation of a Corporation Optional Conversion. A Corporation Optional Conversion shall be deemed to have been effected at the close of business on the date of giving of the notice by the Corporation referred to in the first sentence of paragraph (d) of this
Section 7. A Mandatory Conversion shall be deemed to have been effected at the close of business on the day immediately following the fifth anniversary of the Issue Date. Upon the effectiveness of the conversion of any shares of Series B Preferred Stock pursuant to this Section 7, the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

            (g) In any case in which paragraph (b) of this Section 7 shall require that an adjustment as a result of any event becomes effective after a record date for such event, the Corporation may elect to defer until after the occurrence of such event (i) issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the conversion rate prior to adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (i) below; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue due bills or other appropriate evidence of the right to receive such shares.

            (h) The Corporation will pay to each holder of shares of Series B Preferred Stock whose shares are converted the full amount of accrued and unpaid dividends on such shares through but not including the effective date of such conversion, which dividends shall be payable in cash out of funds of the Corporation legally available for the payment of dividends or, at the option of the Corporation, in whole or in part in fully paid and nonassessable full shares of Common Stock, valued at the average Closing Price per share of Common Stock for the thirty
(30) consecutive Trading Days ending on the Trading Day immediately preceding the effective date of such conversion.

            (i) In connection with the conversion of any shares of Series B Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series B Preferred Stock are deemed to have been converted.

            (j) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series B Preferred Stock then outstanding. The Corporation shall from time to time, subject to and in accordance with the DGCL, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all shares of Series B Preferred Stock then outstanding. The Corporation shall cause any shares of Common Stock issued upon conversion of Series B Preferred Stock to be listed for trading on any national securities exchange on which the Common Stock is at the time listed, and shall deliver such notices as may be required by such exchange in connection with any such issuance.

            (k) Notwithstanding anything to the contrary contained herein, if adjustments of the Maximum Conversion Price or the Minimum Conversion Price have caused the Conversion Price to be lower than the par value, if any, of the Common Stock, upon any conversion of shares of Series B Preferred Stock the Corporation shall, to the maximum extent it is legally able to do so, issue to the converting holder the shares of Common Stock into which the shares of Series B Preferred Stock being converted are convertible, and, in addition, the Corporation shall pay the converting holder an amount in cash equal to the Current Market Price per share of Common Stock multiplied by the number of shares and fractions thereof of Common Stock which the converting holder would have been entitled to receive except for the limitation on lawful issuance described in this paragraph.

            (l) Notwithstanding anything to the contrary contained herein, any adjustment in either the Maximum Conversion Price or Minimum Conversion Price pursuant to this Section 7 shall be made to the nearest $.01.

            (m) Upon the expiration of any rights, options or warrants to purchase shares of Common Stock or the termination of any right to convert or exchange any convertible or exchangeable securities for shares of Common Stock without such conversion or exchange having occurred, or upon any change in the amount payable upon exercise of any such rights, options or warrants or conversion or exchange of any such convertible or exchangeable securities, each of the Minimum Conversion Price and the Maximum Conversion Price shall thereupon be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options or warrants to purchase or securities convertible into or exchangeable for shares of Common Stock, (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for the issuance, sale or grant of all such rights, options or warrants to purchase or securities convertible into or exchangeable for shares of Common Stock, whether or not exercised and (iii) the changed amount so payable; provided, however, that no such readjustment shall have the effect of increasing either the Minimum Conversion Price or the Maximum Conversion Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options or warrants to purchase, or securities convertible into or exchangeable for, shares of Common Stock.

            Section 8. Reports as to Adjustments.

            Whenever the Minimum Conversion Price or the Maximum Conversion Price is adjusted as provided in Section 7, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series B Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that each of the Minimum Conversion Price and the Maximum Conversion Price has been adjusted and setting forth the new Minimum Conversion Price and Maximum Conversion Price and the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series B Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

            Section 9. Registration of Transfer.

            The Corporation shall keep at its principal office a register for the registration of Series B Preferred Stock. Upon the surrender of any certificate representing Series B Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the

Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series B Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series B Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series B Preferred Stock represented by the surrendered certificate.

            Section 10. Replacement.

            Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series B Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

            Section 11. Legal Expenses.

            The Corporation agrees that, in the event that a holder or holders of Series B Preferred Stock shall bring any legal action or proceeding to enforce or to seek damages or other relief arising from an alleged breach of any term or provision of the Series B Preferred Stock by the Corporation and such holder or holders prevail in any such action or proceeding, such prevailing holder or holders shall be entitled to an award of, and the Corporation shall pay, the reasonable fees and expenses of legal counsel to such prevailing holder or holders.

            Section 12. Notices.

            Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices, and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).

            IN WITNESS WHEREOF, Graham-Field Health Products, Inc. has caused this Certificate of Designations of Series B Cumulative Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this ____ day of __________, 1996.

                                    GRAHAM-FIELD HEALTH PRODUCTS, INC.



                                    By:___________________________
                                       Chairman of the Board and
                                          Chief Executive Officer

[SEAL]



Attest:


By:   ____________________________
      Secretary

                                                                       EXHIBIT B

                           CERTIFICATE OF DESIGNATIONS

                                       of

                 SERIES C CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                       of

                       GRAHAM-FIELD HEALTH PRODUCTS, INC.

          ------------------------------------------------------------
                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
          ------------------------------------------------------------

            GRAHAM-FIELD HEALTH PRODUCTS, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the following resolution creating a series of its Preferred Stock, par value $.01 per share, designated as Series C Cumulative Convertible Preferred Stock has been duly adopted by the Board of Directors of the Corporation:

            RESOLVED, that a series of the class of authorized Preferred Stock, par value $.01 per share, of the Corporation (the "Preferred Stock") be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions of such series, are as follows:

            Section 1. Designation and Amount.

            The shares of such series shall be designated as the "Series C Cumulative Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares initially constituting such series shall be ______, which number may be decreased (but not increased) by the Board of Directors of the Corporation (the "Board of Directors") without a vote of stockholders; provided, however, that such number may not be decreased below the number of then currently outstanding shares of Series C Preferred Stock.

The stated value per share (the "Stated Value") of the Series C Preferred Stock shall be $10,000.

            Section 2.  Definitions.

            Capitalized terms used herein shall have the meanings set forth in this Section 2:

            "Board of Directors" has the meaning ascribed to such term in
Section 1.

            "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            "Certificate of Incorporation" means the Certificate of Incorporation of the Corporation, as it may be amended or restated from time to time.

            "Closing Price per share of Common Stock" on any date shall be the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, of the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, Inc. (the "NYSE") or, if the Common Stock is not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price on such date or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market on such date, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices on such date as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Closing Price per share of Common Stock" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors.

            "Common Stock" means the common stock, par value $.025 per share, of the Corporation.

            "Conversion Price" shall be $20.00, as adjusted from time to time pursuant to Section 8.

            "Current Market Price per share of Common Stock" on any date shall be the average of the Closing Prices per share of

Common Stock for the twenty (20) consecutive Trading Days commencing thirty (30) Trading Days immediately prior to such date.

            "DGCL" means the General Corporation Law of the State of Delaware.

            "Dividend Rate" means an annual rate of $150.00 per share of Series C Preferred Stock.

            "Employee Benefit Plans" means any employee benefit plan or arrangement of the Corporation or any of its Subsidiaries approved by the Board of Directors or its Executive Committee.

            "Fair Market Value" means an amount determined in good faith by the Board of Directors and certified in a resolution sent to all holders of shares of Series C Preferred Stock.

            "Issue Date" means the date on which the merger of Sub with and into E&J becomes effective pursuant to the Merger Agreement.

            "Junior Stock" means the Common Stock, the Series A Preferred Stock and any other stock of the Corporation ranking junior to the Series C Preferred Stock with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise.

            "Liquidation Preference" has the meaning ascribed to such term in
Section 7(a).

            "Mandatory Conversion" has the meaning ascribed to such term in
Section 8.

            "Merger Agreement" means the Agreement and Plan of Merger dated as of September 3, 1996 by and among the Corporation, E&J Acquisition Corp., a Delaware corporation wholly-owned by the Corporation ("Sub"), BIL (Far East Holdings) Limited, a Hong Kong corporation, and Everest & Jennings Ltd., a Delaware corporation ("E&J").

            "Parity Stock" means any stock of the Corporation ranking on a parity with the Series C Preferred Stock either with respect to the payment of dividends or the distribution of assets, whether upon liquidation or otherwise, including, without limitation, the Series B Preferred Stock.

            "Person" means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a trust or other entity.

            "Preferred Stock" means the preferred stock, par value $.01 per share, of the Corporation.

            "Quarterly Dividend Payment Date" has the meaning ascribed to such term in paragraph (a) of Section 3.

            "Quarterly Dividend Period" has the meaning ascribed to such term in paragraph (a) of Section 3.

            "Rights" means any rights to purchase Junior Stock issued pursuant to any Rights Agreement.

            "Rights Agreement" means the Rights Agreement dated as of September 3, 1996 between the Corporation and American Stock Transfer & Trust Company, as Rights Agent, as it may be amended from time to time (the "Current Rights Agreement"), and any similar rights agreement that may hereafter be adopted by the Corporation.

            "Series A Preferred Stock" means the Preferred Stock designated as the Series A Participating Preferred Stock of the Corporation.

            "Series B Preferred Stock" means the Preferred Stock designated as the Series B Cumulative Convertible Preferred Stock.

            "Series C Preferred Stock" has the meaning ascribed to such term in
Section 1.

            "Stated Value" has the meaning ascribed to such term in Section 1.

            "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

            "Trading Day" means a day on which the NYSE or any other national securities exchange on which the Common Stock is then listed is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any Business Day.

            "Trigger Price" has the meaning ascribed to such term in subparagraph (ii) of paragraph (b) of Section 8.

            Section 3. Dividends and Distributions.

            (a) The holders of shares of Series C Preferred Stock, in preference to the holders of shares of Common Stock, Series A Preferred Stock and any other capital stock of the Corporation ranking junior to the Series C Preferred Stock as to payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends, cumulative dividends payable in cash at the annual Dividend Rate per share, except that the Corporation may at its option pay any such dividend in whole or in part in fully paid and nonassessable full shares of Common Stock, valued at the average Closing Price per share of Common Stock for the thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the relevant Quarterly Dividend Payment Date. Dividends shall be payable on the last day of March, June, September and December (or if any of such days is not a Business Day, the Business Day next preceding such day) in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), in respect of the quarterly period ending on such day (each such calendar quarter being referred to herein as a "Quarterly Dividend Period") to the holders of record of the shares of Series C Preferred Stock outstanding on such Quarterly Dividend Payment Date, so long as shares of Series C Preferred Stock are outstanding; provided that the first Quarterly Dividend Payment Date shall be the last day of the first full Quarterly Dividend Period following the Issue Date in respect of the period from the Issue Date through such day.

            (b) Dividends payable pursuant to paragraph (a) of this Section 3 shall begin to accrue and be cumulative from the Issue Date. The amount of dividends payable per share of Series C Preferred Stock on any Quarterly Dividend Payment Date shall be computed by dividing the Dividend Rate by four
(4); provided that with respect to the first Quarterly Dividend Payment Date, the amount of dividends payable per share of Series C Preferred Stock shall be computed by dividing the Dividend Rate by two (2) and multiplying the result by a fraction, the numerator of which is the number of days from the Issue Date to the last day of the applicable Quarterly Dividend Period and the denominator of which is one hundred eighty (180). The amount of dividends payable for any period shorter or longer than a full Quarterly Dividend Period, including the first Quarterly Dividend Period, shall be determined on the basis of twelve 30-day months and a 360-day year. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all shares of Series C Preferred Stock at the time outstanding.

            (c) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of dividend or spinoff) on the Junior Stock, other than (i) dividends payable on the Common Stock in cash in an aggregate amount in any fiscal year of the Corporation which, when declared, do not, together with all other cash dividends previously paid on the Common Stock in such fiscal year, exceed 100% of the total dividends payable in cash on the Series C Preferred Stock and any outstanding shares of Parity Stock during such fiscal year at the applicable dividend rate, or (ii) any dividend or distribution of shares of Junior Stock, then, and in each such case, the holders of shares of Series C Preferred Stock shall be entitled to receive from the Corporation, with respect to each share of Series C Preferred Stock held, the same dividend or distribution received by a holder of the number of shares of Common Stock into which such share of Series C Preferred Stock is convertible on the record date for such dividend or distribution. Any such dividend or distribution shall be declared, ordered, paid or made on the Series C Preferred Stock at the same time such dividend or distribution is declared, ordered, paid or made on the Common Stock.

            (d) The holders of shares of Series C Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Section 3.

            (e) Unless all dividends on the outstanding shares of Series C Preferred Stock that shall have accrued and be payable as of any date shall have been paid in full, or declared and additional shares of Common Stock or funds, as appropriate, set apart for payment thereof, no dividend or other distribution shall be paid to holders of Junior Stock (other than dividends or distributions payable in shares of Junior Stock) and no shares of Junior Stock shall be purchased or redeemed by the Corporation.

            Section 4. Voting Rights.

            In addition to any voting rights provided elsewhere herein and in the Certificate of Incorporation, and any voting rights provided by law, the holders of shares of Series C Preferred Stock shall have the following voting rights:

            (a) Each share of Series C Preferred Stock shall be entitled to a number of votes equal to the result obtained (calculated to the nearest 1/10,000th of a vote) by dividing the Stated Value by the Conversion Price. Except as otherwise provided by the Certificate of Incorporation, or by law, the shares of Series B Preferred Stock, the shares of Series C Preferred Stock and the shares of Common Stock (and any other shares of capital stock of the Corporation at the time entitled thereto) shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

            (b) Except as provided in this Section 4 or in the Certificate of Incorporation, or as required by law, the holders of shares of Series C Preferred Stock shall have no special voting rights and their consent shall not be required for the taking of any corporate action.

            Section 5. Redemption.

            (a) Upon written notice pursuant to paragraph (b) of this Section 5, the Corporation may at its option redeem all, but not less than all, of the outstanding shares of Series C

Preferred Stock. Any redemption of shares of Series C Preferred Stock shall be effected at a price per share in cash equal to the Stated Value plus an amount equal to all accrued and unpaid dividends and distributions thereon to the date of redemption. Except as provided in this paragraph (a) or elsewhere in the Certificate of Incorporation, the Corporation shall have no right or obligation to redeem any shares of Series C Preferred Stock.

            (b) (i) Notice of any redemption of shares of Series C Preferred Stock shall be mailed not less than thirty (30) nor more than sixty (60) days prior to the fifth anniversary of the Issue Date to each holder of shares of Series C Preferred Stock, at such holder's address as it appears on the transfer books of the Corporation. Each such notice shall state: (w) the date fixed for redemption, which shall be the fifth anniversary of the Issue Date, (x) the place or places where the redemption price will be paid (if other than the principal office of the Corporation), (y) the current Conversion Price and (z) that dividends on the shares of Series C Preferred Stock will cease to accrue on the date fixed for redemption.

            (ii) Notice having been given pursuant to subparagraph (i) of paragraph (b) of this Section 5, from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing for the payment of the applicable redemption price, all dividends on the Series C Preferred Stock thereby called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the applicable redemption price (but without interest) and except the right to exercise any right of conversion, shall cease and terminate.

            Section 6. Reacquired Shares.

            Any shares of Series C Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of another series of Preferred Stock.

            Section 7. Liquidation, Dissolution or Winding Up.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, an amount equal to the Stated Value plus all accrued and unpaid dividends thereon to the date of such payment ("Liquidation Preference"), and no distribution shall be made (i) to the holders of shares of Common

Stock, Series A Preferred Stock or any other capital stock of the Corporation ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up, unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received an amount equal to the Liquidation Preference per share, or (ii) to the holders of shares of any capital stock of the Corporation (including the Series B Preferred Stock) ranking on a parity with the Series C Preferred Stock upon liquidation, dissolution or winding up, except distributions made ratably on the Series C Preferred Stock and all such other capital stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up of the Corporation.

            (b) In the event that the assets of the Corporation available for distribution to the holders of the Series C Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 7, such assets of the Corporation which are so available shall be allocated pro rata on a share-by-share basis among all shares of Series C Preferred Stock at the time outstanding.

            (c) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale, lease, exchange or conveyance of all or any part of the property, assets or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

            Section 8. Conversion.

            Each outstanding share of Series C Preferred Stock which has not been redeemed pursuant to Section 5 shall automatically be deemed to have been converted at the Conversion Price into shares of Common Stock, on the terms and conditions set forth in this Section 8, without any further action on the part of the holder thereof, on the day immediately following the fifth anniversary of the Issue Date (a "Mandatory Conversion").

            (a) Each share of Series C Preferred Stock converted in accordance with this Section 8 shall be converted in the manner hereinafter set forth into a number of fully-paid and nonassessable shares of Common Stock equal to the result obtained (calculated to the nearest 1/10,000th of a share) by dividing the Stated Value by the Conversion Price.

            (b) The Conversion Price shall be adjusted from time to time as follows:

            (i) In case the Corporation shall at any time after the Issue Date declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of

      Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares of Common Stock or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then, and in each such case,

                  (A) the Conversion Price as in effect immediately prior to such event shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which is the number of shares of Common Stock outstanding immediately after such event; and

                  (B) an adjustment made pursuant to this subparagraph (i) shall become effective (I) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (II) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

            (ii) In case the Corporation shall issue shares of Common Stock (or rights, options or warrants to purchase or other securities convertible into or exchangeable for shares of Common Stock) at any time after the Issue Date without consideration or at a price per share less than the Current Market Price per share of Common Stock on the date of issuance of such shares (or the date of issuance of such rights, options, warrants or other convertible or exchangeable securities) (such Current Market Price shall hereinafter be referred to as the "Trigger Price"), other than (w) in a transaction to which subparagraph (ii) of paragraph (c) of Section 3 or subparagraph (i) of this paragraph (b) is applicable, (x) issuances of shares of Common Stock pursuant to rights or options granted under any Employee Benefit Plan, (y) upon conversion of or as a dividend on shares of Series B Preferred Stock or Series C Preferred Stock or (z) pursuant to the Rights, then, and in each such case

                  (A) the Conversion Price as in effect immediately prior to such issuance shall be adjusted by multiplying such Conversion Price by a fraction, (I) the numerator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such event and (2) the number of shares of Common Stock which the aggregate consideration, if any, receivable by the Corporation for the total number of shares of Common Stock so issued (or issuable upon the exercise or conversion of any such rights, options, warrants or other convertible or exchangeable securities) would purchase at the Trigger Price, and (II) the denominator of which is the sum of (1) the number of shares of Common Stock outstanding immediately prior to such event and (2) the number of additional shares of Common Stock issued (or issuable upon the exercise or conversion of any such rights, options, warrants or other convertible or exchangeable securities); and

                  (B) such adjustment shall become effective immediately after the date of such issuance.

            For purposes of this subparagraph (ii), the aggregate consideration receivable by the Corporation in connection with the issuance of shares of Common Stock or of rights, options or warrants to purchase or other securities convertible into or exchangeable for shares of Common Stock shall be deemed to be equal to the sum of the net offering price (without giving effect to deductions for underwriting discounts or commissions and expenses payable to third parties, if any) of all such securities plus the aggregate amount, if any, payable upon exercise of any such rights, options or warrants or conversion or exchange of any such convertible or exchangeable securities into or for shares of Common Stock.

            (iii) In case the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock and excluding any transaction to which subparagraph (i) or
      (ii) of this paragraph (b) or subparagraph (ii) of paragraph (c) of
      Section 3 applies) in which the previously outstanding Common Stock shall be changed into or, pursuant to the operation of law or the terms of the transaction to which the Corporation is a party, exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing, then, as a condition of the consummation of such transaction, lawful and adequate provision shall be made so that each holder of shares of Series C Preferred Stock shall be entitled, upon conversion, to an amount per share equal to (A) the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged times (B) the number of shares of Common Stock into which a share of Series C Preferred Stock is convertible immediately prior to the consummation of such transaction.

            (c) In case the Corporation shall be a party to a transaction described in subparagraph (iii) of paragraph (b) above, effective provision shall be made (in form and substance reasonably satisfactory to the holders of a majority of the then outstanding shares of Series C Preferred Stock), in the articles or certificate of incorporation of the resulting or surviving corporation or other corporation issuing or delivering such shares, other securities or property or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series C Preferred Stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of the Series C Preferred Stock remaining outstanding or other convertible stock or securities received by the holders in place thereof; and any such resulting or surviving corporation or other corporation issuing or delivering such shares, other securities or property shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, securities or property as the holders of the Series C Preferred Stock remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive, pursuant to the provisions hereof, and to make provision for the protection of the conversion right as above provided. In case shares, securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references to Common Stock in paragraph (b) of this Section 8 shall be deemed to apply, so far as provided and as nearly as is reasonable, to any such shares, other securities or property.

            (d) Any holder of any shares of Series C Preferred Stock may exchange such holder's certificates representing Series C Preferred Stock for certificates representing the shares of Common Stock into which such shares of Series C Preferred Stock have been converted pursuant to a Mandatory Conversion, by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, the certificate or certificates representing the shares of Series C Preferred Stock to be automatically converted, accompanied by a written notice specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series C Preferred Stock pursuant hereto. As promptly as practicable after the surrender of such certificate or certificates and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series C Preferred Stock so converted shall be entitled. A Mandatory Conversion shall be deemed to have been effected at the close of business on the day immediately following the fifth anniversary of the Issue Date. Upon the effectiveness of a Mandatory Conversion, the rights of the holder thereof as to the shares being converted shall cease except for the right to receive shares of Common Stock, and the person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

            (e) In any case in which paragraph (b) of this Section 8 shall require that an adjustment as a result of any event becomes effective after a record date for such event, the Corporation may elect to defer until after the occurrence of such event (i) issuing to the holder of any shares of Series C Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the conversion rate prior to adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph (g) below; and, in lieu of the shares the issuance of which is so deferred, the Corporation shall issue due bills or other appropriate evidence of the right to receive such shares.

            (f) The Corporation will pay each holder of shares of Series C Preferred Stock whose shares are converted the full amount of accrued and unpaid dividends on such shares through but not including the effective date of such conversion, which dividends shall be payable in cash out of funds of the Corporation legally available for the payment of dividends or, at the option of the Corporation, in whole or in part in fully paid and nonassessable full shares of Common Stock, valued at the average Closing Price per share of Common Stock for the thirty (30) consecutive Trading Days ending on the Trading Day immediately preceding the effective date of such conversion.

            (g) In connection with the conversion of any shares of Series C Preferred Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series C Preferred Stock are deemed to have been converted.

            (h) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series C Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Series C Preferred Stock then outstanding. The Corporation shall from time to time, subject to and in accordance with the DGCL, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all shares of Series C Preferred Stock then outstanding. The Corporation shall cause any shares of Common Stock issued upon conversion of Series C Preferred Stock to be listed for trading on any national securities exchange on which the Common Stock is at the time listed, and shall deliver such notices as may be required by such exchange in connection with any such issuance.

            (i) Notwithstanding anything to the contrary contained herein, if adjustments of the Conversion Price have caused the Conversion Price to be lower than the par value, if any, of the Common Stock, upon any conversion of shares of Series C Preferred Stock the Corporation shall, to the maximum extent it is legally able to do so, issue to the converting holder the shares of Common Stock into which the shares of Series C Preferred Stock being converted are convertible, and, in addition, the Corporation shall pay the converting holder an amount in cash equal to the Current Market Price per share of Common Stock multiplied by the number of shares and fractions thereof of Common Stock which the converting holder would have been entitled to receive except for the limitation on lawful issuance described in this paragraph.

            (j) Notwithstanding anything to the contrary contained herein, any adjustment in the Conversion Price pursuant to this Section 8 shall be made to the nearest $.01.

            (k) Upon the expiration of any rights, options or warrants to purchase shares of Common Stock or the termination of any right to convert or exchange any convertible or exchangeable securities for shares of Common Stock without such conversion or exchange having occurred, or upon any change in the amount payable upon exercise of any such rights, options or warrants or conversion or exchange of any such convertible or exchangeable securities, the Conversion Price shall thereupon be readjusted and shall thereafter be such as it would have been had it been originally adjusted (or had the original adjustment not been required, as the case may be) on the basis of (i) the only shares of Common Stock so issued were the shares of Common Stock, if any, actually issued or sold upon the exercise of such rights, options or warrants to purchase or securities convertible into or exchangeable for shares of Common Stock, (ii) such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise plus the consideration, if any, actually received by the Corporation for the issuance, sale or grant of all such rights, options or warrants to purchase or securities convertible into or exchangeable for shares of Common Stock, whether or not exercised and (iii) the changed amount so payable; provided, however, that no such readjustment shall have the effect of increasing the Conversion Price by an amount in excess of the amount of the adjustment initially made in respect of the issuance, sale or grant of such rights, options or warrants to purchase, or securities convertible into or exchangeable for, shares of Common Stock.

            Section 9. Reports as to Adjustments.

            Whenever the Conversion Price is adjusted as provided in Section 8, the Corporation shall promptly mail to the holders of record of the outstanding shares of Series C Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the Conversion Price has been adjusted and setting forth the new Conversion Price and the new number of shares of Common Stock (or describing the new stock, securities, cash or other property) into which each share of Series C Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

            Section 10. Registration of Transfer.

            The Corporation shall keep at its principal office a register for the registration of Series C Preferred Stock. Upon the surrender of any certificate representing Series C Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series C Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Series C Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series C Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Series C Preferred Stock represented by the surrendered certificate.

            Section 11. Replacement.

            Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series C Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series C Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series C Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

            Section 12. Legal Expenses.

            The Corporation agrees that, in the event that a holder or holders of Series C Preferred Stock shall bring any legal action or proceeding to enforce or to seek damages or other relief arising from an alleged breach of any term or provision of the Series C Preferred Stock by the Corporation and such holder or holders prevail in any such action or proceeding, such prevailing holder or holder shall be entitled to an award of, and the Corporation shall pay, the reasonable fees and expense of legal counsel to such prevailing holder or holders.

            Section 13. Notices.

            Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices, and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder).

                                      * * *

            IN WITNESS WHEREOF, Graham-Field Health Products, Inc. has caused this Certificate of Designations of Series C Cumulative Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto, this ____ day of __________, 1996.

                                    GRAHAM-FIELD HEALTH PRODUCTS, INC.


                                    By:___________________________
                                       Chairman of the Board and
                                          Chief Executive Officer

[SEAL]


Attest:


By:   ____________________________
      Secretary

                                                                       EXHIBIT C

                            Term Sheet for Unsecured
                          Subordinated Promissory Note


Principal Amount:                   $4,000,000

Interest Rate:                      7.7% per annum

Maturity Date:                      April 1, 2001

Reduction of
Principal Amount:                   To the extent that punitive damage
                                    awards in any product liability actions
                                    involving a death prior to the Effective
                                    Time of the Merger are not reimbursed
                                    pursuant to any insurance policies

Subordination:                      Principal interest payments subordinated
                                    to Senior Indebtedness of Parent on
                                    terms satisfactory to the holders of
                                    Senior Indebtedness.

Covenants and
Events of Default:                  To be mutually agreed upon

                                                                       EXHIBIT D

                                PARENT AMENDMENT

1. The first paragraph of Article FOURTH shall be amended in its entirety to read as follows:

            "FOURTH: the total number of shares of all classes of stock which the Company is authorized to issue is 61,000,000 shares. All such shares are to have a par value and are classified as 1,000,000 shares of Preferred Stock, each share of such class having a par value of $.01, and 60,000,000 shares of Common Stock, each share of such class having a par value of $.025."

2. Articles NINTH, ELEVENTH AND TWELFTH shall be amended and restated in their entirety to read as follows:

            "NINTH: Subject to the rights of the holders of shares of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances or to consent to actions taken by the Company which specifically require the approval of such holders, any action required or permitted to be taken by the stockholders of the Company must be affected at an annual or special meeting of stockholders of the Company and may not be effected by any consent in writing in lieu of a meeting of such stockholders. Special meetings of stockholders, unless otherwise prescribed by statute, may be called at any time by the Chief Executive Officer or the Secretary at the written request of a majority of the Board of Directors.

            Notwithstanding anything in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock (as defined below), voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article NINTH. For purposes of this Certificate of Incorporation, "Voting Stock" shall mean the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors."

            "ELEVENTH: (A) Subject to the rights of the holders of shares of any series of Preferred Stock or any other series or class of stock as set forth in the Certificate of Incorporation to elect additional directors under specified circumstances, the number of directors of the Company shall be fixed by the by-laws of the Company and may be increased or decreased from time to time in such manner as may be prescribed in the by-laws.

            (B) Unless and except to the extent that the by-laws of the Company shall so require, the election of directors of the Company need not be by written ballot.

            (C) The directors, other than those who may be elected by the holders of shares of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation, shall be divided into three classes, and designated as Class I, Class II and Class
      III. The term of office of the first class shall expire at the next annual meeting of the Company after their election, the term of office of the second class shall expire at the second succeeding annual meeting and the term of office of the third class at the third succeeding annual meeting. At each succeeding annual meeting of stockholders of the Company, the successors of the class of directors whose term expires at that meeting shall be elected for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, and until their successors are elected and qualified.

            (D) Advance notice of stockholder proposals and stockholder nominations for the election of directors shall be given in the manner provided in the by-laws of the Company.

            (E) Subject to the rights of the holders of shares of any series of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation to elect additional directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of more than 50 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

            (F) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article ELEVENTH."

            "TWELFTH: (A) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, Sections 2 and 12 of Article I, Sections 2 and 11 of Article II and Article XI of the by-laws of the Company shall not be altered, amended or repealed, and no provision inconsistent therewith shall be adopted, by the stockholders without the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class.

            (B) Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, this Article TWELFTH."

                                                                       EXHIBIT E

                         [Form of Affiliate's Agreement]

                                                              ____________, 1996

Graham-Field Health Products, Inc.
400 Rabro Drive East
Hauppauge, New York  11788

Ladies and Gentlemen:

      I have been advised that as of the date hereof I may be deemed to be an "affiliate" of Everest & Jennings International Ltd., a Delaware corporation (the "Company"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate".

      Pursuant to the terms of the Agreement and Plan of Merger dated as of September 3, 1996 (the "Merger Agreement"), among Graham-Field Health Products, Inc., a Delaware corporation ("Parent"), E&J Acquisition Corp., a Delaware corporation ("Sub"), the Company and BIL (Far East Holdings) Limited providing for the merger of Sub with and into the Company (the "Merger"), and as a result of the Merger, I will receive shares of Parent's common stock, par value $.025 per share (the "Parent Securities"), in exchange for the shares of common stock, par value $.01 per share, of the Company owned by me at the Effective Time (as defined in the Merger Agreement) of the Merger.

      I represent and warrant to Parent that in such event:

      A. I shall not make any sale, transfer or other disposition of the Parent Securities in violation of the Act or the Rules and Regulations.

      B. I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Securities, with my counsel or counsel for the Company.

      C. I have been advised that the issuance of Parent Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the stockholders of the Company I may have been deemed to have been an affiliate of the Company and a distribution by me of Parent Securities has not been registered under the Act, the Parent Securities must be held by me indefinitely unless (i) a distribution of Parent Securities by me has been registered under the Act, (ii) a sale of Parent Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the Parent Securities by me.

      D. [Except for the Registration Rights Agreement (as defined in the Merger Agreement),]* I understand that Parent is under no obligation to register the sale, transfer or other disposition of Parent Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available.

      E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Securities and that there will be placed on the certificates for the Parent Securities, or any substitutions therefor, a legend stating in substance:

            "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended, applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated ____________, 1996, between the registered holder hereof and Graham-Field Health Products, Inc. (the "Corporation"), a copy of which agreement is on file at the principal offices of the Corporation."

      F. I also understand that unless the transfer by me of my Parent Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and were acquired from a person who received such shares in a transaction to which Rule 145

- ----------
*     This provision will only apply to BIL's Affiliate Agreement.

      promulgated under such Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of such Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of such Act."

      It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend as permitted by Rule 145 or if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to Parent to the effect that such legend is not required for purposes of the Act.


                                             Very truly yours,



                                             _________________________________
                                             Name:


Accepted this ____ day of

_____________, 1996, by:

GRAHAM-FIELD HEALTH PRODUCTS, INC.



By____________________________
  Name:
  Title: